UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)

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595 Market Street, Suite 200
San Francisco, California 94105

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2019

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of LendingClub Corporation (the “Company,” “we,” “us” and “our”) will be held on June 5, 2019 at 11:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/LC2019 (the “Annual Meeting”). There is no physical location for the Annual Meeting.
At the Annual Meeting, you will be asked to:

1.
Elect Susan Athey and John C. (Hans) Morris as Class II directors, each of whom is currently serving on our Board of Directors, to serve until the 2022 Annual Meeting of Stockholders or until her or his successor has been elected and qualified or her or his earlier death, resignation or removal;

2.	Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement;

3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

4.	Approve a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board of Directors; and

5.
Approve a management proposal to amend the Company’s Restated Certificate of Incorporation to (i) effect a reverse stock split of the issued and outstanding shares of common stock of the Company, at a reverse stock split ratio of 1-for-5, and (ii) reduce the number of authorized shares of common stock by a corresponding ratio.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
Brandon Pace
General Counsel and Corporate Secretary
San Francisco, California
April 25, 2019
Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 5, 2019: THIS PROXY STATEMENT, PROXY, AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

Dear Stockholders,

Thank you for your investment in LendingClub. We are actively focusing on improving the financial performance of the company, reducing risk, and continuing to innovate on behalf of our customers and platform investors.

LendingClub is the market leader in personal loans, a $130 billion+ industry and the fastest growing segment of consumer credit in the United States. As you know, in May 2016 the board made some difficult decisions that we believe were essential to maintain the integrity of the Company. We stabilized the business in 2017. In 2018, we resolved multiple regulatory issues and brought several innovations to market that delivered record high originations and revenues while expanding margins. We are, however, very disappointed to have not yet reached a settlement with the FTC, especially given our mission to benefit consumers. We are prepared to vigorously defend our position in the event that a reasonable agreement cannot be reached.

We are maintaining our lead in a highly competitive and dynamic market, while simultaneously improving operating performance. We are delivering on the promise of accessible, affordable credit and on our mission to help Americans on their path to financial health. We are committed to continuing to grow origination volume while expanding margins; and focused on making investments in long-term growth opportunities that support our mission, taking steps to simplify our business and achieving GAAP profitability. Some examples in 2018 include opening a facility in the Salt Lake City area, investing in our data and analytical infrastructure and evolving our core technology platform. And there are many more initiatives we look forward to sharing as the year progresses.

We have strong competitive advantages in scale, data, marketing, cost of capital and credit. Our continued investments in products, features and partnerships are enabling us to improve conversion, find savings for our customers and improve the lifetime value proposition for both customers and LendingClub through our membership program. In 2018, we grew loan volume by 21% year-over-year while improving the efficiency of our marketing, origination and servicing. At the same time, our focus on efficiency reduced the time to issue a loan and increased our Net Promoter Score to 78 - the highest in the company’s history. Our investor franchise facilitated the origination of more than $10 billion of loans in 2018 - a figure which represents almost a quarter of the total loans originated in our entire decade-plus history - and delivered positive risk-adjusted returns to a broad range of investors attracted to our high yield, short duration assets. We did this while making substantial improvements to our management team and our controls infrastructure.

In response to stockholder feedback, we’ve made notable changes to our compensation and governance practices. These include introducing and expanding the use of performance-based restricted stock units for LendingClub’s executive management; adopting a majority vote standard for uncontested director elections; adopting stock ownership guidelines; and re-aligning our director compensation program. Proposal 4 at the 2019 Annual Meeting is a phase out of our current classified board structure. This proposal narrowly failed in 2018, and we encourage you to vote “FOR” the proposal this year.

We are also proposing a 1-for-5 reverse stock split. The reverse stock split is intended to make LendingClub’s shares easier and more efficient to purchase for institutional investors, and will significantly reduce our current annual listing fees with the NYSE. The proposal also contemplates reducing the number of authorized shares of LendingClub common stock by a corresponding ratio. We solicited feedback on this proposal from a number of stakeholders and the vast majority have expressed their support. We encourage you to vote “FOR” the proposal.

We have refreshed our board with three new board members who have a diverse set of skills, ideas and experiences that will support our evolving business. In this year’s Proxy Statement we have included a matrix that highlights the skills and experience of our board members, and sets forth factors that the board considers when appointing new members.

Finally, we disclosed last month that Mary Meeker and John Mack are not standing for re-election to the board when their current terms expire at our 2019 Annual Meeting. Mary and John have been superb board members, and we are indebted to them for their wisdom, expertise, and the many ways that they have contributed to LendingClub’s success over the past seven years as we transitioned from a startup to a public company and industry leader.

In the past three years LendingClub has been profoundly tested, but we believe we are now a much stronger company. Our scale and data, innovative marketplace model, operational efficiency and spectrum of borrowers and lenders are unique competitive advantages that enable us to expand our market opportunity, better serve our customers and effectively navigate pricing and credit risk.

We have enormous opportunity ahead of us and are well placed to capture it. We are very focused on capitalizing on this opportunity and creating value for our stockholders, as well as our customers, employees and communities.

On behalf of all our colleagues on the board, we are grateful and thank you for your support.

Sincerely,

Scott Sanborn, Chief Executive Officer and member of the Board

John C. (Hans) Morris, Independent Chairman of the Board

PROXY SUMMARY

April 25, 2019

Overview of Voting Items

Proposal	Board Recommendation	Page
Proposal One: Election of directors	For each nominee	58
Proposal Two: Advisory vote to approve the compensation of our named executive officers	For	59
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year	For	60
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	For	61
Proposal Five: Management proposal to amend the Company’s Restated Certificate of Incorporation to (i) effect a reverse stock split of the issued and outstanding shares of common stock, at a reverse stock split ratio of 1-for-5, and (ii) reduce the number of authorized shares of common stock by a corresponding ratio	For	63

Who We Are

LendingClub (NYSE: LC) operates America’s largest online lending marketplace connecting borrowers and investors. Our vision is to provide Americans a path to financial health. We do this by leveraging technology and a marketplace model to seamlessly deliver access to fair and affordable credit. Borrowers access installment loans through a fast and easy-to-use online and mobile interface. Investors provide capital to enable the funding of loans in exchange for earning attractive returns. Our marketplace enables more efficient credit decisioning, pricing, servicing, and support operations. We operate fully online with no branch infrastructure and use technology to deliver a seamless experience. Since our founding in 2007, we’ve helped millions of Americans take control of their debt and invest in their future. To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent board with substantial and relevant expertise.

Our Strategy

Our management team and the board of directors (the “Board”) are deeply focused on the evolution, execution and oversight of our strategy. We stabilized our business in 2017, and in 2018 demonstrated strong momentum, resilience and adaptability while navigating a dynamic operating environment.

Building on the intrinsic strength of our business model and prudent capital allocation decisions, in 2019 we continue to focus on measures to drive productivity and achieve profitability. We have identified three focus areas for this year:
1.    Grow responsibly.

2.	Continue to carefully allocate capital, innovating for long-term growth while managing operational and regulatory risk.

3.	Simplify our operations and costs, targeting Adjusted Net Income profitability over the second half of 2019.

2018 Performance Highlights

LendingClub built strong operational and financial momentum in 2018, delivering on its goals in a dynamic and competitive market to achieve the highest revenue in the Company’s history. Our record results reflect sustained financial and operational growth and our ongoing efforts to improve efficiencies, control costs and better serve our growing customer base. We have also been working to resolve legal matters arising from legacy issues first disclosed by the Company in May 2016. In February 2018, we announced the settlement of significant class action litigation arising from those issues, and in September 2018 we announced a settlement with the Securities and Exchange Commission (“SEC”) and Department of Justice (“DOJ”). As we scale our business responsibly, we are focused on the long term, investing heavily in technology, compliance and our control infrastructure. At the same time, we continue to build a top-tier team, and in 2018 we hired a Chief Technology Officer and Chief Lending Officer. We also continued to refresh our Board and supplement its skills and expertise with the addition of Susan Athey, who brings extensive experience in a variety of areas, including financial technology and marketplaces.

Record Full Year 2018 Results:

•	Record loan originations of $10.9 billion, up 21% year-over-year

•	Record Net Revenue of $694.8 million, up 21% year-over-year

•	GAAP Consolidated Net Loss of $(128.2) million compared to $(154.0) million in 2017

•	Record Adjusted EBITDA of $97.5 million, up 119% year-over-year

•	Adjusted Net Loss of $(32.4) million compared to $(73.6) million in 2017

•
Adjusted EBITDA Margin of 14.0%, up 6.2 percentage points year-over-year, reflecting ongoing process efficiencies to increase operating leverage, control fixed costs and better serve our growing customer base

For a discussion of our non-GAAP measures and a reconciliation to their most directly comparable GAAP measures, see Annex III of this Proxy Statement.

Also, in 2018 we undertook a comprehensive review of our cost structure and began implementing a number of initiatives to improve operating efficiency to accelerate the Company towards profitability. The key initiatives we began implementing in 2018 include establishing a more cost-effective site in the Salt Lake City area and subleasing excess office space in San Francisco. We expect to continue implementing and scaling efficiency initiatives throughout 2019.

Stockholder Engagement & Responsiveness

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. We are committed to ongoing engagement with our stockholders. In response to stockholder feedback received, we have made significant enhancements to our governance and compensation practices and related disclosures in recent years. Notable changes to our practices are summarized below. The Board looks forward to continuing its dialogue with stockholders of the Company.

Recent Governance Enhancements

•
Board Declassification: The Board is recommending the phase-out of our classified Board at this year’s Annual Meeting (see page 61 for additional information). A similar proposal was recommended by the Board at last year’s annual meeting; however, despite a solicitation effort by the Company and receiving the support of holders representing approximately 61% of the outstanding shares, it did not pass (this proposal requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s stock to pass).

•	Skill Matrix: This year we have published a director skills matrix to highlight the skills and experience each of our directors brings to the Board. The matrix can be found on page 17.

•
Majority Vote Standard: In March 2018, the Board adopted a majority vote standard for uncontested director elections and adopted a resignation policy for incumbent directors who fail to receive the required number of votes to be re-elected.

•	Board Refreshment & Diversity: Since 2017, the Board has appointed three new members, all of whom bring relevant skills and enhance the diversity of our Board.

•
Gender Pay Equity: Our 2017 gender pay equity analysis showed that average pay for the same job was equal; however, we found slight pay differences in certain positions and corrected those differences outside of the normal cycle.

2017-2019 Compensation Enhancements

•
Strengthening Link between Pay and Performance: We introduced performance-based restricted stock units (“PBRSUs”) for our Chief Executive Officer (“CEO”) in 2017 and Chief Financial Officer (“CFO”) in 2018, and expanded the use of PBRSUs to nearly all of the executive team in 2019.

•	Clawback Policy: We adopted a clawback policy in September 2017 that applies to any compensation based on financial reporting measures.

•	Stock Ownership Guidelines: We adopted stock ownership guidelines (5x base salary for CEO, 2x base salary for CFO and 1x base salary for other Section 16 executives) in December 2017.

•	Revised Director Compensation Program: We revised our director compensation program, including a reduction in the size of the initial and refresh equity awards that directors receive.

Ongoing Board Refreshment

The Board maintains a robust refreshment process and has been focused on ensuring that the skills and experiences of the Board align with the Company’s evolving business. Since 2017 the Board has appointed three new members, all of whom bring relevant skills and enhance the diversity of our Board.

As previously disclosed on March 29, 2019, John J. Mack and Mary Meeker each notified us of his and her, respectively, intention to not stand for re-election to the Board at the Annual Meeting, when the current term for each will expire. Mr. Mack’s and Ms. Meeker’s decision to not stand for re-election was made after each provided the Company with nearly 7 years of service and enables each of them to allocate more of their time and efforts to other interests and opportunities.

The information in the table and graphs below is as of the date of our Annual Meeting and describes the expected go-forward composition of our Board and Board committees.

				Committee Membership after the Annual Meeting
Continuing Directors	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance	Risk
Susan Athey	48	2018	✓	✓			✓
Daniel Ciporin	61	2007	✓		Chair		✓
Kenneth Denman	60	2017	✓	✓	✓
Timothy Mayopoulos	60	2016	✓	✓		Chair
Patricia McCord	65	2017	✓		✓	✓
John C. (Hans) Morris Independent Chairman	60	2013	✓			✓	Chair
Scott Sanborn Chief Executive Officer	49	2016
Simon Williams(1)	61	2014	✓	Chair			✓

(1)	Mr. Williams also previously served as a member of our Board from November 2010 to October 2011.

Executive Compensation Aligned with Corporate Results

We believe that our compensation mix supports our objective of focusing on “at risk” compensation, reflecting an opportunity for financial upside based on company and individual performance and no or reduced payouts when we do not meet our performance goals. Our emphasis on equity awards provides a direct link between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our compensation program. We began granting PBRSUs to our CEO in 2017, to our CEO and CFO in 2018, and to nearly all of our executive team in 2019.

Element	Form	Description	Performance Link
Base Salary	Cash	Salaries are competitive and appropriate based on the size of our company, industry in which we operate, and the complexity of our business
Target Annual Cash Bonus	Cash	Cash bonuses motivate our executive officers to achieve pre-defined annual financial and operational goals	Revenue (50%) and Adjusted EBITDA(50%), with no payouts if threshold performance is not met; final amounts account for individual performance
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests	Stock price performance over a four-year vesting period
PBRSUs
• PBRSUs earned only if rigorous performance thresholds are met, with target and maximum amounts subject to stretch goals
• PBRSU achievement targets based on pre-determined relative TSR (25%) and profitable growth (75%) goals, as measured by revenue growth and Adjusted EBITDA Margin
• Additional time-based vesting on earned awards further aligns with stockholders’ interests

The Company retains an independent compensation consultant and does not provide for the following executive compensation practices:

•	Single-trigger acceleration;

•	Excise tax “gross-up” payments;

•	Excessive perquisites or other personal benefits for our executive officers, other than in exceptional circumstances; and

•	Hedging or short sales of our common stock by our executive officers.

Our orientation towards “at risk” compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. With respect to our CEO, both 2017 and 2018 were years for which his actual compensation was meaningfully reduced from his target compensation, which demonstrates that our “at risk” compensation elements are working as intended. The graphic below summarizes the differences between our CEO’s target and actual compensation for each of 2017 and 2018. In calculating actual 2017 and 2018 compensation, the value attributable to RSUs and PBRSUs was calculated using the closing price of the Company’s common stock at the end of 2017 and 2018, respectively. Additionally, CEO actual compensation for 2017 excludes the final $250,000 tranche of a 2016 retention bonus paid in 2017, as the award is considered a 2016 decision with disclosure split over two years.

Pay Outcomes Demonstrate Strong Alignment Between Pay and Performance
$7.0M
(47%)
$3.7M
$6.0M
(27%)
$4.4M
CEO TARGET
CEO ACTUAL
CEO TARGET
CEO ACTUAL
2017
2018
= Base Salary
= Bonus
= RSUs*
= PBRSUs*
* RSUs and PBRSUs are earned and payable over a multi-year period

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What is the purpose of the proxy materials?

The proxy materials are intended to provide you information to help you decide how to vote on the proposals we will be making at the LendingClub 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The materials include the Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2018 (the “Annual Report”) that contains information about the Annual Meeting of LendingClub Corporation, a Delaware corporation (the “Company,” “LendingClub,” “we,” “us,” or “our”) and will be used to solicit proxies from you, our stockholders, on behalf of the Board for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.

The Notice, Proxy Statement, form of proxy and Annual Report will be distributed and made available to stockholders on or about April 25, 2019. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2019 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on June 5, 2019 at 11:00 a.m. Pacific Time.

2.	Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 15, 2019, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 434,202,951 shares of common stock outstanding and entitled to vote (not including treasury shares). Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3.	How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction card (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (800) 690-6903, which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

By Attending the Annual Meeting

If you are a stockholder of record, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2019 and vote your shares during the Annual Meeting. You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 8:59 PM Pacific Time on June 4, 2019. If you vote by mail, your proxy card must be received by June 4, 2019.

4.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

To cause less harm to our environment and to save costs, we utilize the Internet as the primary means of furnishing proxy materials to stockholders following rules established by the SEC. The Notice to our stockholders has instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.

5.	How can I access the proxy materials over the Internet?

You can easily access our proxy materials by clicking the Annual Meeting tab at http://ir.lendingclub.com. In addition, the Notice provides instructions regarding all the ways you can view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to vote your shares, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6.    How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2019. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting.

7.    Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world.

8.    How does the Board recommend I vote?

The Board recommends that you vote as follows:

“FOR” the election of Susan Athey and John C. (Hans) Morris as Class II directors (see Page 58);

“FOR” the approval of an advisory vote to approve the compensation of our named executive officers as described under “Executive Compensation” (see Page 59);

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (see Page 60);

“FOR” a management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board (see Page 61); and

“FOR” a management proposal to amend the Company’s Restated Certificate of Incorporation to (i) effect a reverse stock split of the outstanding shares of common stock of the Company, at a reverse stock split ratio of 1-for-5, and (ii) reduce the number of authorized shares of common stock of the Company by a corresponding ratio (see Page 63).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board set forth above.

The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion.

9.    What votes are required to approve each of the proposals?

Proposal	Vote Required for Approval	How are “Broker Non-Votes” Treated?	How are “Abstentions” Treated?
Proposal One: Election of directors	Votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee	Do not count	Do not count
Proposal Two: Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	Do not count	Do not count
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year	Majority of votes cast	Brokers have discretion to vote	Do not count
Proposal Four: Management proposal to amend the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	Two-thirds of shares outstanding	Vote Against	Vote Against
Proposal Five: Management proposal to amend the Company’s Restated Certificate of Incorporation to (i) effect a reverse stock split of the issued outstanding shares of common stock, at a reverse stock split ratio of 1-for-5, and (ii) reduce the number of authorized shares of common stock by a corresponding ratio
	Majority of shares outstanding	Vote Against	Vote Against

10.    What is a broker non-vote?

If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have authority to vote your shares on any matters that are considered “non-routine.” That is referred to as a “broker non-vote.” Even if you have not given your broker instructions, the broker will nevertheless have discretion to vote your shares on our sole “routine” matter – Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year. Your broker or nominee will not have discretion to vote on Proposals One, Two, Four and Five, each of which is a “non-routine” matter, unless you tell your broker how you want to vote.

11.    What happens if a director standing for election fails to receive an affirmative vote from a majority of the votes cast?

In the event a director standing for re-election fails to receive (x) a number of affirmative votes cast by the holders of the outstanding shares of our common stock present or represented by proxy and entitled to vote that exceeds (y) the votes against such nominee cast by the holders of the outstanding shares of common stock present or represented by proxy and entitled to vote in an uncontested election shall be a hold over director and have his or her resignation considered by our Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee shall consider such tendered resignation and shall make a recommendation to our Board concerning the acceptance or rejection of such resignation within 45 days following the date of the stockholders’ meeting at which the election of directors occurred. In determining its recommendation to our Board, our Nominating and Corporate Governance Committee shall consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, the director’s experience with and knowledge of the Company and expected future contributions to the Company, and whether the director’s resignation from our Board would be in the best interests of the Company and its stockholders.

Our Board shall then take formal action on our Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting at which the election of directors occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, our Board shall consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as our Board deems relevant. Following our Board’s decision, we will publicly disclose, in a Form 8-K filed with the SEC, our Board’s decision.

12.    Why does Proposal 4 require an affirmative vote from two-thirds of the shares outstanding to pass and what happens if the proposal does not pass?

In order to phase in the declassification of our Board, the Company is proposing to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal 4 fails to receive the required affirmative vote, our existing classified board structure will remain intact.

For additional information about the proposed declassification of our Board, see “Proposal Four: Declassification of the Board.”

13.    The proposal to declassify your Board (Proposal 4) was in your 2018 Proxy Statement, why is it again in your 2019 Proxy Statement?

In 2018, in response to stockholder feedback, the Company proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. As stated above, per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. That proposal received approximately 61% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly did not pass. Because the Board strongly believes in the merits of declassifying our Board, it has included the proposal again for the consideration of the Company’s stockholders and recommends that stockholders vote in favor of the proposal.

14.    How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions provided. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of directors, as a vote “for” election of all nominees presented by the Board.

15.    How do I change or revoke my proxy?

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must obtain a legal proxy from the broker, as described in the section “Who is entitled to vote at the Annual Meeting?” above.

16.    Who will count the votes?

We have designated a representative of Broadridge as the Inspector of Elections who will count the votes.

17.    How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Amended and Restated Bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2020, the proposal or nomination must be received by us at our principal executive offices no later than December 27, 2019. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2020 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between February 21, 2020, and March 22, 2020 and comply with the other provisions of our Amended and Restated Bylaws.

18.    Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

We have engaged D.F. King & Co., Inc., a professional proxy solicitation firm, to assist us in distributing proxy materials and soliciting proxies for a fee of $12,500, plus reasonable out-of-pocket expenses.

If you vote using the Internet or by phone, you may incur data or telephone usage charges from Internet access providers and phone companies. We do not reimburse those costs.

19.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

When two or more stockholders share the same address, the SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or

other Annual Meeting materials by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to that shared address. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, Annual Report and other proxy materials, you may write or email Investor Relations at 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations, email address IR@lendingclub.com.

Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.

20.    How do I request paper copies of the proxy materials, including the annual report?

You may request paper copies of the 2019 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning (800) 579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Additionally, we will mail without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations. The Annual Report is also available at http://ir.lendingclub.com.

21.    Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 595 Market Street, Suite 200, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

LendingClub Board

Our Board oversees the strategy and overall business affairs of the Company. A key principle of our Company is maintaining the highest level of trust with borrowers, investors, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our Company and stockholders and helping us continue to earn the trust of our stakeholders. In the past, our Board has made and executed difficult decisions that we believe were essential to maintain the integrity of the Company and have resulted in making the Company and its management stronger. Our Board is also responsible, in conjunction and consultation with the Compensation Committee, for periodically reviewing the performance of our CEO and for providing oversight of talent development and retention.

Our Board currently has ten members, but the Board may establish a different number of authorized directors from time to time by resolution. Two of our independent directors are not standing for re-election to the Board at the Annual Meeting and therefore the number of continuing directors is eight. Seven of our continuing directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). Our Board is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the same class whose term is then expiring. Our Board has proposed to phase out the classified board structure subject to stockholder approval of Proposal Four of this Proxy Statement at the Annual Meeting. If that proposal passes, our Board will phase into a structure in which all directors will be up for election each year to serve a term ending at the next annual meeting of stockholders.

Our Class II directors standing for re-election, if elected, will continue to serve as directors until the 2022 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Stockholder Outreach

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. In the Fall of 2018, we reached out to the governance groups of stockholders representing approximately 21% of shares then outstanding (representing approximately 26% of our institutional stockholders) and were able to meet with the governance groups of stockholders representing approximately 9% of shares then outstanding (representing approximately 11% of our institutional stockholders), to hear their views and to seek their feedback on the Company’s practices as we evolve as a Company following our IPO in late 2014. In addition to these conversations, we maintain ongoing dialogue with many of our investors through our investor relations program. In total, during 2018 we had conversations with stakeholders holding, in aggregate, an estimated 51% of the economic interest in our outstanding shares.

The stockholders we met with were appreciative of our outreach effort and the progress the Company has made on a number of governance related practices, including our adoption of a majority voting standard for the election of directors in uncontested elections, our gender pay equity analysis and corrective action to eliminate unexplainable differences in pay, our recent Board refreshment initiatives, including the addition of several highly qualified and diverse candidates, and our 2018 effort to declassify the Board. Although the stockholders we met with were not unanimous in their views and priorities, the below represent those additional enhanced governance opportunities that were most consistently mentioned. The Board looks forward to continuing its open dialogue with stockholders.

Expansion of PBRSU Program. In response to stockholder feedback, we introduced and expanded the use of PBRSUs into our executive compensation program. Beginning in 2017, the Compensation Committee began allocating 50% of the grant date fair value of equity awards to our CEO in the form of PBRSUs. In 2018, the Compensation Committee expanded the use of PBRSUs by allocating 25% of the grant date fair value of equity awards granted to our CFO in the form of PBRSUs. During our 2018 outreach effort, stockholders expressed support of our existing use of PBRSUs, but indicated a preference to see the program expanded to the remainder of our executive team. Consistent with the compensation philosophy, in 2019 the Compensation Committee allocated 25% of the grant date fair value of equity awards granted to our executive team, other than Ronnie Momen, in the form of PBRSUs. Accordingly, a portion of the grant date fair value of the equity awards granted to each member of our executive team in 2019, other than Mr. Momen, was allocated in the form of PBRSUs. Mr. Momen, who joined the Company in July 2018, did not receive PBRSUs in 2019 because his employment agreement with the Company contemplated that his 2019 equity awards would be in the form of traditional time-based RSUs. The Compensation Committee expects to revisit Mr. Momen’s participation in the PBRSU program in 2020.

Board Diversity and Skills Matrix. Stockholders expressed their interest in having diversity on the boards of the companies in which they invest. In particular, the topic of gender diversity was cited as a priority, but stockholders also discussed the importance of diversity in background and perspective among board members. Our commitment to diversity is evidenced by the diversity of gender, racial background and experience of our Board, including our three most recently appointed directors. The Board intends to continue that commitment to diversity by seeking out and considering candidates with diversity characteristics for future openings. Stockholders also expressed an interest in the Company articulating and disclosing the primary skills and experience that each of our directors brings to the Board. In response, we have included a skills matrix on page 17 of this Proxy Statement, which highlights certain skills and experience that each of our directors brings to the Board.

Board Structure. Stockholders also expressed that, as the Company evolves following its IPO, it should re-examine its classified board structure. Stockholders expressed a preference that, over the course of time, the construct of our Board move away from its current classified structure, in which there are three rotating classes of directors serving for three-year terms. The stockholders we spoke with told us that, over the course of the next few years, the Company’s board structure should move to one in which all directors serve one-year terms and stand for election every year. In response to that feedback, in 2018 the Company proposed to amend its Restated Certificate of Incorporation to declassify the Board and engaged in a solicitation effort; however, that proposal narrowly failed. Because the Board continues to believe in the merits of declassifying the Board, it is again proposing to amend the Company’s Restated Certificate of Incorporation to provide that any director elected to the Board after the date of the 2019 Annual Meeting be elected for a term expiring at the next annual meeting of stockholders. This proposal is included as Proposal Four of this Proxy Statement. The Board recommends that stockholders vote in favor of the proposal.

Board Leadership

John C. (Hans) Morris serves as the independent Chairman of our Board.

While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is optimal for us and our stockholders.

In selecting Mr. Morris as the independent Chairman, the Board considered his strong and relevant experience in financial services technology and the financial services industry, ability to provide effective leadership and facilitate open dialogue, and the ability to devote sufficient time and attention to the position.

Board Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, including our Chief Risk Officer, and internal audit team that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies.

The Board has delegated to the Risk Committee (comprised of independent directors) primary responsibility for the oversight of risk management. In accordance with its charter, the Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. In particular, the Risk Committee periodically meets with members of the Company’s information technology department to assess information security risks (including cybersecurity risks) and to evaluate the status of the

Company’s cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in the Company’s business. The Company has also established a Management Risk Committee to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks (including cybersecurity risk) for oversight at the Board level.

The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies and procedures, compliance with legal and regulatory requirements affecting financial reporting, and overseeing our internal audit function. Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight obligations, and evaluates risk arising from governance matters. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in “Executive Compensation – Compensation Discussion and Analysis – Compensation Risk Assessment.”

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Susan Athey, Daniel Ciporin, Kenneth Denman, John J. Mack, Timothy Mayopoulos, Patricia McCord, Mary Meeker, John C. (Hans) Morris and Simon Williams, representing nine of our ten directors (which represents all of our non-employee directors), do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Meetings and Attendance

In 2018, the Board held eleven meetings (including regularly scheduled and special meetings) and acted by unanimous written consent two times. Except for Mary Meeker, each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Ms. Meeker attended 73% of such meetings.

Typically, in conjunction with the regularly scheduled meetings of the Board, the independent directors also meet in executive sessions outside the presence of management. The independent Chairman of our Board, among other responsibilities, presides over such meetings.

Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. All directors attended our 2018 Annual Meeting of Stockholders.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Risk Committee. The current composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until otherwise determined by our

Board. Each of these committees has a written charter, which, along with our Corporate Governance Guidelines, are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”

As previously disclosed, John J. Mack and Mary Meeker each notified us of his and her, respectively, intention to not stand for re-election to the Board at the Annual Meeting, when the current term for each will expire. In connection with the departure of John J. Mack and Mary Meeker, the Board reassessed and revised the composition of our Board. Accordingly, please reference the section titled “Ongoing Board Refreshment” in the Proxy Summary above to see the expected go-forward composition of our Board and Board committees.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Susan Athey	✓			✓
Daniel Ciporin		Chair
Kenneth Denman	✓	✓
John J. Mack(1)		✓	Chair
Timothy Mayopoulos	✓			✓
Patricia McCord		✓	✓
Mary Meeker(1)			✓
John C. (Hans) Morris				Chair
Simon Williams	Chair			✓

(1)	Mr. Mack and Ms. Meeker will resign from the Board, including any committees of which they serve, effective as of the date of the Annual Meeting.

Audit Committee

The members of our Audit Committee are Susan Athey, Kenneth Denman, Timothy Mayopoulos and Simon Williams (Chair). All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Williams is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Williams.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee of the Board (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function, and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.

During 2018, our Audit Committee held nine meetings.

Compensation Committee

The members of our Compensation Committee are Daniel Ciporin (Chair), Kenneth Denman, John J. Mack and Patricia McCord. All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. From time to time and as it deems appropriate, our Compensation Committee may delegate its authority to subcommittees and, with respect to non-executive officer compensation, to our officers.

During 2018, our Compensation Committee held seven meetings and acted by unanimous written consent nine times.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are John J. Mack (Chair), Patricia McCord and Mary Meeker. All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.

Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and Board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics.

During 2018, our Nominating and Corporate Governance Committee held four meetings.

Risk Committee

The members of our Risk Committee are Susan Athey, Timothy J. Mayopoulos, John C. (Hans) Morris (Chair) and Simon Williams.

Our Risk Committee assists our Board in its oversight of our key risks, including credit, technology and security (including cybersecurity risk), strategic, legal, regulatory (other than related to our financial statements) and compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The chair of our Risk Committee assists our Audit Committee in its review of the risks that have been delegated to our Audit Committee in its charter, and meets at least quarterly with management, our Chief Risk Officer and head of internal audit regarding the results of risk management reviews and assessments.

During 2018, our Risk Committee held six meetings and acted by unanimous written consent three times.

Director Skills and Experience

Our nominees and continuing directors provide a balanced mix of skills and attributes to best oversee our business. Although the Board currently believes that its members have the necessary skills and expertise, the Board regularly monitors the evolution of the Company and the fin-tech industry and as part of its refreshment process evaluates its ability to continue to provide the necessary skills and experience.

Skills & Experience	Susan Athey	Daniel Ciporin	Kenneth Denman	Timothy Mayopoulos	Patricia McCord	John C. (Hans) Morris *Independent Chairman*	Scott Sanborn *Chief Executive Officer*	Simon Williams
Consumer Banking		✓		✓		✓		✓
Consumer Internet	✓	✓	✓		✓	✓	✓	✓
Financial Markets/ Technology	✓		✓	✓		✓	✓	✓
Legal/ Regulatory	✓			✓	✓	✓		✓
Marketing/ PR	✓	✓			✓		✓	
Compensation/ Employee Matters		✓	✓		✓	✓	✓	
Public Company Board Experience	✓	✓	✓	✓		✓		✓
Risk Management	✓	✓		✓		✓		✓
Technology/ Product	✓	✓	✓		✓	✓	✓

Additional Governance Measures

Clawback Policy. In September 2017, the Board adopted an Incentive Recoupment Policy (the “Clawback Policy”) which provides the Board the right to recoup certain executive incentive compensation in the event of an accounting restatement of the Company’s consolidated financial statements resulting from material non-compliance with any financial reporting requirements under the securities laws. Incentive compensation that may be subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure.

Stock Ownership Guidelines. The Compensation Committee adopted stock ownership guidelines in December 2017. Under the guidelines, the CEO should hold equity with a value of five times base salary; the CFO should hold equity with a value of two times base salary; and all other Section 16 executives should hold equity with a value of one times base salary. Such executives are permitted five years from the adoption of the guidelines or from the date of hiring to meet the holding requirements. Prior to meeting the holding requirements, such executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and meet either the suggested ownership levels currently or are accumulating equity to meet the ownership levels.

Hedging and Pledging Policy. The Company’s insider trading policy prohibits directors, officers, and other employees from engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This policy prohibits short sales and extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities. In addition, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Business Conduct and Ethics Policy

Our Board adopted a business conduct and ethics policy that applies to all of our employees, officers and directors, including our CEO, CFO and our other executive officers. The full text of the business conduct and ethics policy is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our business conduct and ethics policy, or waivers of provisions contained therein, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee are or have at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serve or in the past fiscal year have served as a member of the Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Information Regarding Our Directors

The following table sets forth the names, ages and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Susan Athey(1)(2)	II	48	Director	2018	2019	2022
John C. (Hans) Morris(2)(3)	II	60	Director	2013	2019	2022
Continuing Directors
Daniel Ciporin(2)(4)	I	61	Director	2007	2021	—
Kenneth Denman(1)(4)	I	60	Director	2017	2021	—
Timothy Mayopoulos(1)(3)	I	60	Director	2016	2021	—
Patricia McCord(3)(4)	I	65	Director	2017	2021	—
Scott Sanborn	III	49	CEO and Director	2016	2020	—
Simon Williams(1)(2)(5)	III	61	Director	2014	2020	—

(1)	Member of the Audit Committee.

(2)	Member of the Risk Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Compensation Committee.

(5)	Mr. Williams also previously served as a member of our Board from November 2010 to October 2011.

The information in the table above is as of the date of our Annual Meeting and describes the expected go-forward composition of our Board and Board committees. As discussed above in the “Proxy Summary,” John J. Mack and Mary Meeker are not standing for re-election to the Board at the Annual Meeting, when the current term for each will expire.

Note that under Proposal Four of this Proxy Statement, the Company is proposing to amend its Restated Certificate of Incorporation to provide that any director elected to the Board after the date of the Annual Meeting be elected for a term expiring at the next annual meeting of stockholders.

Nominees for Director

Susan Athey joined our Board in March 2018. Since 2013, Ms. Athey has served as The Economics of Technology Professor at Stanford Graduate School of Business. Her research and teaching cover the economics of the internet and digital marketplaces, marketplace design, auctions, platform businesses, online advertising, the news media, financial technology, big data, and statistical methods for causal inference. From 2006 to 2012, Ms. Athey taught in the economics department at Harvard University. In 2007, Ms. Athey received the John Bates Clark Medal. Ms. Athey was elected to the National Academy of Science in 2012 and to the American Academy of Arts and Sciences in 2008. She also serves on the board of directors of Expedia Group, Inc. and several privately held companies. Ms. Athey received her bachelor’s degree from Duke University in economics, computer science, and mathematics and her Ph.D. in economics from Stanford University. She also holds an honorary doctorate from Duke University. Ms. Athey was chosen to serve on our Board because of her extensive experience with marketplace design, platform strategy, big data, and financial technology.

John C. (Hans) Morris joined our Board in February 2013. Mr. Morris founded Nyca Partners, a venture capital company focused on fin-tech, in 2014 and is the managing partner. From January 2010 until January 2014, he served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris was previously President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, Inc., a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the board of directors of four other privately held companies. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board because of his extensive experience in the banking and financial services industry and his financial expertise.

Continuing Directors

Daniel Ciporin has been a member of our Board since August 2007. Mr. Ciporin joined Canaan Partners, an investment firm, in March 2007 and is currently a general partner specializing in digital media, financial technology and e-commerce investments. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab. From January 1999 to June 2005, Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com. Prior to Shopping.com, Mr. Ciporin served as Senior Vice President of MasterCard International, where he managed global debit services. Mr. Ciporin currently serves on the board of directors of several privately held companies. Previously, Mr. Ciporin served on the board of directors of Borderfree, Inc. from 2010 to 2015, Primedia Inc. from 2006 to 2011 and Corel Corporation from 2007 to 2010. Mr. Ciporin holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and an M.B.A. from Yale University. Mr. Ciporin was chosen to serve on our Board because of his extensive experience in the technology, e-commerce and consumer credit industries and his investment and operational expertise.

Kenneth D. Denman joined our Board in June 2017. Mr. Denman is a Venture Partner at Sway Ventures. He was President and Chief Executive Officer of Emotient, Inc., a developer of technology to analyze facial expressions, until the company was acquired by Apple, Inc. in January 2016. Previously, Mr. Denman was the Chief Executive Officer of Openwave Systems, Inc. and iPass, Inc. and a Senior Vice President for MediaOne. Mr. Denman also serves on the board of directors of Costco Wholesale Corporation, Mitek Systems, Inc., Motorola Solutions, Inc., and several privately held companies. Previously he was a director at ShoreTel Inc. Mr. Denman served in the Edward V. Fritzky chair as visiting professor at the University of Washington’s Foster School of Business in the 2012 school year. Mr. Denman was chosen to serve on our Board because of his extensive experience with technology companies.

Timothy J. Mayopoulos joined our Board in August 2016. Since January 2019, Mr. Mayopoulos has been President of Blend Labs, Inc., a privately held enterprise software company making consumer lending simpler, faster and safer. From 2012 to 2018, Mr. Mayopoulos served as President and Chief Executive Officer of Fannie Mae, one of the largest providers of mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009 in the wake of the financial crisis. He initially served as Fannie Mae’s General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and, in that role, led the company’s support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Blend Labs, Inc. and Science Applications International Corporation (SAIC). He is a graduate of Cornell University and the New York University School of Law. Mr. Mayopoulos was chosen to serve on our Board because of his extensive experience in the financial, legal and regulatory sectors.

Patricia McCord joined our Board in December 2017. Ms. McCord served as Chief Talent Officer of Netflix, Inc. from 1998 to 2012. Prior to Netflix, Ms. McCord was Human Resources Director at Pure Atria from 1994 through 1997 where she managed all human resources functions and directed all management development programs. Ms. McCord was a Human Resources Manager at Borland from 1992 through 1994 and Diversity Programs Manager at Sun Microsystems from 1988 through 1992. Ms. McCord was chosen to serve on our Board because of her extensive human resources and development programs experience.

Scott Sanborn has served as our Chief Executive Officer since June 2016. Mr. Sanborn previously served as our President from April 2016 to May 2017, Chief Operating and Marketing Officer from April 2013 to March 2016 and Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. from Tufts University. Mr. Sanborn has significant executive and leadership experience and has been a driver of our strategy and growth for nearly 10 years and instrumental in transforming the Company from a small privately held company to publicly traded company and industry leader. Mr. Sanborn was chosen as a member of our Board because of the perspective he brings as Chief Executive Officer and his experience with and knowledge of our Company and the fin-tech industry.

Simon Williams has been a member of our Board since November 2014 and previously served as a member of our Board from November 2010 to October 2011. From July 2011 to December 2014, Mr. Williams served as the Group General Manager and Group Head of Wealth Management at HSBC Bank’s wealth management business. Prior to joining HSBC, Mr. Williams served as the Chairman and Chief Executive Officer of Camelot Financial Capital Management, a global investment group, which he founded in 2007. Previously, he served as a Senior Executive at Citigroup, Inc., holding various roles during his career, including Chief Risk Officer of Citibank Global Consumer Group. In addition, Mr. Williams has held senior management roles at GE Capital, Bain & Co. and PricewaterhouseCoopers LLP. Mr. Williams holds a degree in Mathematics from Exeter University and an M.B.A from INSEAD in France, where he graduated with Distinction. Mr. Williams also serves on the board of directors of several privately held companies. Mr. Williams is also a member of the Institute of Chartered Accountants in England and Wales. Mr. Williams was chosen to serve on our Board because of his extensive experience in the credit and financial industries and his investment, financial and operational expertise.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity characteristics (including gender, race and ethnic background) and the skills set forth in the director skills matrix on page 17.

Exceptional candidates who do not meet all of the above criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity characteristics in identifying director nominees, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our Company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals or search firms assisting with recruitment to seek out potential candidates with diversity characteristics, including gender and racial diversity, to ensure that the Nominating and Corporate Governance Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for election.

Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms (which locate qualified candidates that meet the Nominating and Corporate Governance Committee’s criteria), stockholders or other persons. The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, along with an irrevocable resignation, contingent (i) on that nominee not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. All candidates are evaluated under the same process which is conducted by our Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting.

Director Compensation

Our non-employee director compensation program is described below. In addition, from time to time, we reimburse certain of our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Mr. Sanborn, our Chief Executive Officer, receives no compensation for his service as a director.

Equity Compensation

During 2018, each newly elected non-employee member of our Board received an initial equity award of RSUs in connection with his or her initial election or appointment to our Board having a grant date fair value equal to $350,000 that vests over four years, with 1/4th of the award vesting after one year and an additional 1/16th vesting each quarter thereafter. Each continuing non-employee member of our Board received on the date of our annual meeting of stockholders an equity award of RSUs having a grant date fair value of $200,000 that vests quarterly over one year.

As described further below, the equity compensation of our directors has since been reduced and beginning as of the Annual Meeting, new and continuing directors will receive equity compensation having the values described below.

Cash Compensation

Each non-employee member of our Board receives an annual cash retainer of $40,000. Each non-employee director receives the following annual retainers based on their board and committee service:

Board and Committee Service	2018 Cash Retainer Amounts
All Non-Employee Directors	$40,000/year
Non-Executive Board Chairman	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee and Risk Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee and Risk Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

The 2018 annual cash retainers were made in advance, on the date of our annual meeting of stockholders, and were not subject to repayment in the event a non-employee director does not serve the full term. Committee chairpersons do not receive the member retainer in addition to the chairperson retainer.

2019 Changes to the Director Compensation Program

In March 2019, the Compensation Committee commissioned a study from its independent compensation consultant, Compensia, to evaluate the Company’s non-employee director compensation program and stock ownership guidelines, and compare each against those of the Company’s peer group. Based on the results of the study, in recognition of the Company’s stock price volatility and reduced market capitalization and in an effort to directly contribute to the Company’s ongoing efficiency initiatives, the Compensation Committee, with the support of the entire Board, approved the changes described below to the Company’s director compensation program and stock ownership guidelines, effective as of as the date of the Annual Meeting.

Collectively, these changes: (i) represent a meaningful reduction in the compensation of our non-employee directors, (ii) address certain unintended operational outcomes under our prior non-employee director compensation program that in certain instances could result in greater than intended compensation, and (iii) incentivize our directors to accumulate and maintain an appropriate equity stake in our Company.

Reduction in Equity Compensation

Each newly elected non-employee member of our Board will now receive an initial equity award of RSUs in connection with his or her initial election or appointment to our Board having a grant date fair value equal to $250,000 that vests over four years, with 1/4th of the award vesting after one year and an additional 1/16th vesting each quarter thereafter (an “Initial Director Award”). Each continuing non-employee member of our Board receives on the date of our annual meeting of stockholders an equity award of RSUs having a grant date fair value of $150,000 that vests quarterly over one year (the “Annual Director Award”).

These changes represent a $100,000 reduction in the grant date fair value of the initial RSU award and a $50,000 reduction in the grant date fair value of the continuing RSU award, each as compared against our prior non-employee director compensation program.

Operational Changes

With respect to equity compensation, directors are no longer eligible to receive an Annual Director Award if they received an Initial Director Award in the same calendar year.

With respect to our cash compensation, the 2019 retainer amounts are unchanged from the 2018 retainer amounts described above; however, the cash retainers will now be paid after services are rendered instead of paid in advance. Specifically, non-employee directors will receive a cash payment in June for services performed from January to June and a cash payment in December for services performed from July to December.

Director Stock Ownership Guidelines

Our director stock ownership guidelines were adjusted to require that each non-employee hold an equity stake (i.e., shares and/or equity awards) in our Company equal to at least $300,000 in value, within three years from the date of appointment or election to our Board. Compliance with these guidelines will be considered by our Nominating and Corporate Governance Committee when making recommendations to the Board regarding whether to nominate directors for re-election.

All of our non-employee directors, except one, are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels. We anticipate that all of our non-employee directors will be in compliance with these guidelines by the time of the Company’s 2020 Annual Meeting.

2018 Director Compensation

The following table provides information regarding the total compensation paid or awarded in 2018 to each of our non-employee directors who served during 2018. Mr. Sanborn received no compensation for his service on our Board because he is an employee director.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)(3)	Total ($)
Susan Athey(4)(5)	70,752	—	550,003	620,755
Daniel Ciporin(5)	71,848	—	200,002	271,850
Kenneth Denman(5)	116,527	—	200,002	316,529
John J. Mack	58,000	—	200,002	258,002
Timothy Mayopoulos	60,500	—	200,002	260,502
Patricia McCord(5)	74,161	—	550,003	624,164
Mary Meeker	45,000	—	200,002	245,002
John C. (Hans) Morris	82,500	—	200,002	282,502
Lawrence Summers(6)	—	—	—	—
Simon Williams	73,000	—	200,002	273,002

(1)	Reflects amounts paid in 2018.

(2)
Amounts reflect the aggregate grant date fair value of the RSUs granted in 2018, without regard to forfeitures, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of this amount are included in Note 17. Employee Incentive and Retirement Plans to the Consolidated Financial Statements included in our Annual Report. This amount does not reflect the actual economic value realized by each director.

(3)
Includes an annual award of RSUs having a value of $200,000 (rounded up to the nearest whole RSU) for continuing non-employee directors. In addition, Ms. Athey and Ms. McCord each also received an award of RSUs having a value of $350,000 (rounded up to the nearest whole RSU) in connection with their initial appointment to our Board. With respect to Ms. Athey and Ms. McCord, the stock awards values do not reflect the forfeiture of RSUs by each of them as further described below under “2018 Director Compensation Forfeiture.”

(4)	Ms. Athey was appointed to the Board effective as of March 22, 2018.

(5)	Includes pro-rated fees of $10,252, $1,848, $56,027 and $21,161 for 2017/2018 service provided by Ms. Athey, Mr. Ciporin, Mr. Denman and Ms. McCord, respectively.

(6)	Mr. Summers resigned from the Board effective as of May 31, 2018.

2018 Director Compensation Forfeiture

As disclosed in the 2018 Director Compensation table above, Ms. Athey and Ms. McCord each received two RSU awards in 2018, one in connection with their initial appointment to our Board and another in connection with our 2018 Annual Meeting as continuing directors. As stated above, in March 2019 the Compensation Committee approved certain changes to our non-employee director compensation program, one of which is that directors are no longer eligible to receive an Annual Director Award if they received an Initial Director Award in the same calendar year.

Although this change was approved on a go-forward basis, both Ms. Athey and Ms. McCord voluntarily agreed in 2019 to forfeit 58,421 and 58,769 RSUs, respectively, granted to them in 2018 in connection with their appointment to our Board. This extraordinary measure effectively reduces their 2018 compensation by approximately the value of the RSU award granted to them in connection with our 2018 Annual Meeting.

The following table provides information regarding the total effective compensation paid or awarded in 2018 to each of Ms. Athey and Ms. McCord, taking into account the respective forfeiture of a portion of their RSUs:

Director	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards Granted ($)(2)	Stock Awards Forfeited ($)(3)	Total Effective Compensation ($)
Susan Athey	70,752	550,003	(196,879)	423,876
Patricia McCord	74,161	550,003	(196,876)	427,288

(1)	Reflects amounts paid in 2018.

(2)	Reflects amount described in 2018 Director Compensation table above.

(3)	Reflects the grant date fair value of forfeited RSUs.

Options and RSUs Held

The following table sets forth the aggregate number of options and RSUs held as of December 31, 2018 by each individual who served as a non-employee director during 2018:

	As of December 31, 2018
Director	Total Options Held	Total RSUs Held(1)
Susan Athey	—	134,254
Daniel Ciporin	—	30,396
Kenneth Denman	—	69,844
John J. Mack	1,585,532	30,396
Timothy Mayopoulos	—	75,890
Patricia McCord	—	134,874
Mary Meeker	—	30,396
John C. (Hans) Morris	1,263,790	30,396
Lawrence Summers	—	—
Simon Williams	320,000	30,396

(1)	Does not reflect the forfeiture by Ms. Athey and Ms. McCord of 58,421 and 58,769 RSUs, respectively, as described above under “2018 Director Compensation Forfeiture.”

EXECUTIVE OFFICERS

Executive Officers

The following table identifies certain information about our executive officers. Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Sanborn	49	Chief Executive Officer
Thomas Casey	56	Chief Financial Officer
Steven Allocca	46	President
Timothy Bogan	53	Chief Risk Officer
Valerie Kay	52	Chief Capital Officer
Bahman Koohestani	57	Chief Technology Officer
Ronnie Momen	51	Chief Lending Officer
Brandon Pace	46	General Counsel and Secretary

For biographical information regarding Mr. Sanborn, please refer to the section titled “Information Regarding Our Directors” above.

Thomas Casey has served as our Chief Financial Officer since September 2016. Mr. Casey was previously the Executive Vice President and Chief Financial Officer at Acelity L.P. Inc., a medical device company, from November 2014 to August 2016 and was responsible for the entire range of financial functions, including financial accounting, reporting, and planning and analysis. From 2009 to July 2013, Mr. Casey was Executive Vice President and Chief Financial Officer for Clear Channel Outdoor, Inc., an advertising company. He has also served as Executive Vice President and Chief Financial Officer of Washington Mutual, Inc., Vice President of General Electric Company and Senior Vice President and Chief Financial Officer of GE Financial Assurance. Mr. Casey holds a B.S. degree in accounting from King’s College in Wilkes-Barre, PA.

Steven Allocca has served as our President since May 2017. Mr. Allocca previously served as Vice President and General Manager of Global Credit at PayPal Holdings, Inc. from January 2013 to May 2017, where he served as a member of the Executive Staff and drove both the consumer and business lending experiences. From December 2008 to December 2012 he was Founder, President and CEO of Loan Science, LLC, and he continues to serve currently as Chairman of Loan Science. Mr. Allocca has also spent 11 years at Wells Fargo & Company in various leadership capacities, including running the Personal Credit, Deposit Acquisition and Integrated Marketing divisions. Mr. Allocca holds a B.A. degree in economics from Washington and Lee University and an M.B.A. from Northwestern University.

Timothy Bogan has served as our Chief Risk Officer since August 2016. Mr. Bogan previously served as our Chief Audit and Compliance Officer from November 2015 to July 2016 and Chief Audit Officer from July 2014 to October 2015. From January 2011 to July 2014, Mr. Bogan served as Vice President, Internal Controls and Operational Risk Management at Freddie Mac. Mr. Bogan holds a B.S. in accounting from Boston College and is a Certified Public Accountant, Certified Financial Services Auditor and Arbitrator for Financial Industry Regulatory Authority.

Valerie Kay has served as our Chief Capital Officer since July 2018. Ms. Kay previously served as our Senior Vice President of our Investor Group from September 2016 to June 2018. From 1996 to August 2016, Ms. Kay served in various positions at Morgan Stanley, including the last 12 years as a Managing Director in Global Capital Markets. Ms. Kay holds a B.A. in economics from Vassar College.

Bahman Koohestani has served as our Chief Technology Officer since May 2018. From December 2014 to May 2018, Mr. Koohestani served as Chief Technology Officer of Thomson Reuters/Clarivate Analytics. From August 2010 to May 2014, Mr. Koohestani served as Executive Vice President and Chief Technology Officer of NexTag. Prior to joining

NexTag, Mr. Koohestani served in executive roles at various leading technology and fin-tech companies, including PayPal, Inc. and Orbitz Worldwide, Inc. Mr. Koohestani holds a B.Sc. in computer science from York University.

Ronnie Momen has served as our Chief Lending Officer since July 2018. From September 2017 to March 2018, Mr. Momen served as Chief Credit Officer of GreenSky, Inc. From November 2015 to September 2017, Mr. Momen served as Executive Vice President, Head of Credit Risk, Consumer Credit Solutions at Wells Fargo & Company. From 1998 to September 2015, Mr. Momen served in various positions at HSBC Holdings, including the last three years as Executive Vice President, Americas Head of Risk for Retail Banking & Wealth Management. Mr. Momen holds a B.A. in engineering and management science from the University of Cambridge.

Brandon Pace has served as our General Counsel and Secretary since March 2019. Mr. Pace previously served as our Interim General Counsel from December 2018 to February 2019 and Senior Vice President of Legal from December 2016 to November 2018. From April 2010 to December 2016, Mr. Pace served in various legal positions at eBay, Inc., which for many years owned what is now PayPal Holdings, Inc., most recently as Vice President, Deputy General Counsel. Prior to joining eBay, Inc., Mr. Pace spent years in private practice at a number of international law firms representing technology companies. Mr. Pace holds a B.A. in history from Brigham Young University and a J.D. from George Washington University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation components and the decisions made in 2018 for our named executive officers (“NEOs”), who were the following executive officers during 2018:

•	Scott Sanborn, our Chief Executive Officer;

•	Thomas Casey, our Chief Financial Officer;

•	Steven Allocca, our President;

•	Bahman Koohestani, our Chief Technology Officer; and

•	Ronnie Momen, our Chief Lending Officer.

The compensation provided to our NEOs for 2018 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes, and the narrative in this section.

Executive Summary

Who We Are. LendingClub operates America’s largest online lending marketplace connecting borrowers and investors. Our vision is to provide Americans a path to financial health. We do this by leveraging technology and a marketplace model to seamlessly deliver access to fair and affordable credit. Borrowers access installment loans through a fast and easy-to-use online and mobile interface. Investors provide capital to enable the funding of loans in exchange for earning attractive returns. Our marketplace enables more efficient credit decisioning, pricing, servicing, and support operations. We operate fully online with no branch infrastructure and use technology to deliver a seamless experience. Since our founding in 2007, we’ve helped millions of Americans take control of their debt and invest in their future. To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent board with substantial and relevant expertise.

2018 Results. In 2018, the Company continued to grow the business, delivering the highest revenue in the Company’s history. We enhanced our products and offerings to draw a record number of applicants to the site and serve more borrowers. We furthered our capabilities on the investor side of the marketplace and expanded innovative structures that further diversified the investor base and brought new revenue streams to the business.  At the same time, we continued to invest in our business for the long term, investing heavily in technology, compliance and controls to continue scaling our business responsibly. We have also been working to resolve legal matters arising from legacy issues first disclosed by the Company in May 2016. In early 2018, we announced the settlement of significant class action litigation arising from those issues, and in September 2018 we announced a settlement with the SEC and DOJ.

2018 also proved to be a significant year for our senior leadership team, as we continued to build our executive team with the hiring of Bahman Koohestani and Ronnie Momen as our Chief Technology Officer and Chief Lending Officer, respectively. Both Mr. Koohestani and Mr. Momen are seasoned executives in the fin-tech space, bring a wealth of expertise and perspective and are helping build a strong foundation to support sustained future growth.

While the Company continued to make significant progress in building and growing its core business and resolving legacy issues, the Company’s stock performance remained volatile. We believe that our compensation mix supports our objective of focusing on “at risk” compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. For 2019, we will continue to review and evolve our compensation program and take into consideration feedback we have heard from our investors.

2018 Stockholder Engagement Regarding Compensation Matters

In the Fall of 2018, we reached out to the governance groups of stockholders representing approximately 21% of our shares then outstanding (representing approximately 26% of our institutional stockholders) and were able to meet with the governance groups of stockholders representing approximately 9% of our shares then outstanding (representing approximately 11% of our institutional stockholders), to hear their views and to seek their feedback on the Company’s practices as we evolve as a company following our IPO in late 2014. In addition to these conversations, we maintain ongoing dialogue with many of our investors through our investor relations program. In total, during 2018 we had conversations with stakeholders holding, in aggregate, an estimated 51% of the economic interest in our outstanding shares.

Our Board has made a number of recent changes to the Company’s compensation practices in response to stockholder feedback, including the following:

Stockholder Feedback	Recent Board Actions
• Desire for greater portion of executive compensation to be tied to company performance • Opportunity to enhance certain compensation practices
• Introduced PBRSUs for CEO in 2017; expanded to CFO in 2018; expanding to nearly all executive officers in 2019 with the expectation of granting all executive officers PBRSUs going forward
• Clawback policy adopted in September 2017 applies to any compensation based on financial reporting measures
• Stock ownership guidelines (5x base salary for CEO, 2x base salary for CFO and 1x base salary for other Section 16 executives) adopted in December 2017
• In 2017, discontinued use of stock options in executive compensation program

2018 and 2019 Expansion of Performance-Based Restricted Stock Units. In response to stockholder feedback, we have introduced and expanded the use of PBRSUs in our executive compensation program.

Beginning in 2017, the Compensation Committee began allocating 50% of the grant date fair value of equity awards to our CEO in the form of PBRSUs. In 2018, the Compensation Committee expanded the use of PBRSUs by allocating 25% of the grant date fair value of equity awards granted to our CFO in the form of PBRSUs. These PBRSUs would become earned, if at all, only if the Company met certain threshold performance during the applicable performance period for: (i) total stockholder return as compared to its peer group; and (ii) Adjusted EBITDA Margin and revenue growth. Upon meeting such performance targets, any earned PBRSUs are further subject to additional time-based vesting over an approximately two-year period with 25% vesting on May 25, 2019 and an additional 12.5% vesting each quarter thereafter. As further discussed below, as a result of the actual performance of the Company in 2018, 71.7% of the 2018 target PBRSUs granted to our CEO and CFO were earned and are eligible for time-based vesting and the remaining 28.3% of the target PBRSUs were forfeited.

During our 2018 outreach effort, stockholders expressed support for our existing use of PBRSUs, but indicated a preference to see the use of PBRSUs expanded to the remainder of our executive team. Consistent with this feedback, in 2019 the Compensation Committee further expanded the use of PBRSUs by allocating 25% of the grant date fair value of equity awards granted to our entire executive team, other than Ronnie Momen, in the form of PBRSUs (Mr. Sanborn, our CEO, continues to have 50% of the grant date fair value of equity awards granted to him allocated in the form of PBRSUs). Accordingly, a portion of the grant date fair value of the equity awards granted to each member of our executive team in 2019, other than Ronnie Momen, was allocated in the form of PBRSUs. Mr. Momen did not receive PBRSUs in 2019 because his employment agreement with the Company contemplated that his 2019 equity awards would be in the form of traditional time-based RSUs. The Compensation Committee expects to revisit Mr. Momen’s participation in the PBRSU program in 2020.

Executive Compensation Aligned with Corporate Results

We believe that our compensation mix supports our objective of focusing on “at risk” compensation reflecting opportunity for financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our 2018 compensation program. As described above, we granted PBRSUs to our CEO in 2017, to our CEO and CFO in 2018, and to nearly all of our executive team in 2019.

Element	Form	Description	Performance Link
Base Salary	Cash	Salaries are competitive and appropriate based on the size of our company, industry in which we operate, and the complexity of our business
Target Annual Cash Bonus	Cash	Cash bonuses motivate our executive officers to achieve pre-defined annual financial and operational goals	Revenue (50%) and Adjusted EBITDA(50%), with no payouts if threshold performance is not met; final amounts account for individual performance
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests	Stock price performance over a four-year vesting period
PBRSUs
• PBRSUs earned only if rigorous performance thresholds are met, with target and maximum amounts subject to stretch goals
• PBRSU achievement targets based on pre-determined relative TSR (25%) and profitable growth (75%) goals, as measured by revenue growth and Adjusted EBITDA Margin
• Additional time-based vesting on earned awards further aligns with stockholders’ interests

Our orientation towards “at risk” compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. With respect to our CEO, both 2017 and 2018 were years for which his actual compensation was meaningfully reduced from his target compensation, which demonstrates that our “at risk” compensation elements are working as intended. The graphic below summarizes the differences between our CEO’s target and actual compensation for each of 2017 and 2018. In calculating actual 2017 and 2018 compensation, the value attributable to RSUs and PBRSUs was calculated using the closing price of the Company’s common stock at the end of 2017 and 2018, respectively. Additionally, CEO actual compensation for 2017 excludes the final $250,000 tranche of a 2016 retention bonus paid in 2017, as the award is considered a 2016 decision with disclosure split over two years due to reporting requirements.

Compensation Philosophy and Principles

To achieve our mission to create an online marketplace for consumer credit, we must hire and retain a highly talented team of professionals with deep experience in technology and financial services to quickly build new products, bolster our investor base and engage our customers. We also expect our executive team to possess and demonstrate exceptional leadership, innovative thinking and prudent risk management. We are also operating in a highly competitive market for talent and our compensation program must be designed to retain our top talent in the face of well-funded, aggressive competitors for talent.

In developing our compensation program, the Compensation Committee reviews market trends and compensation practices with the assistance of its third-party compensation consultant, Compensia. Compensia has been retained by the Compensation Committee to assist the Compensation Committee and management to assess and calibrate our executive pay levels and relative mix of cash and equity compensation relative to public company market norms. The Compensation Committee evaluates our executive compensation program at least annually and more frequently if circumstances change related to our business objectives and the competitive environment for talent.

Central to our compensation philosophy is to incentivize and reward the achievement of strategic and financial goals of the Company, which we believe in turn should correlate to an increase in stockholder value over the longer term. To that end, we believe that competitive compensation packages include a combination of base salaries, annual cash bonus opportunities and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We approach the design and implementation of our executive compensation program with emphasis on the following principles:

•	recruit and retain an exceptional executive team;

•	incentivize and reward the achievement of strategic and financial goals of the Company, with an emphasis on long-term goals;

•	utilize compensation elements that are directly linked to individual performance and achievement of corporate objectives;

•	simplify the executive compensation program; and

•	align the interests of our executives with those of our stockholders.

Compensation-Setting Process

Role of Management. The Compensation Committee looks to our CEO to make preliminary recommendations regarding compensation for our executive officers other than the CEO because of his daily involvement with our executive team. As to the CEO, the Compensation Committee works closely with Compensia and our Chief People Officer to gather data regarding peer group companies and to evaluate potential modifications to our compensation program. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees all aspects of our compensation program for executive officers, including base salaries, annual cash bonus opportunities and payouts under our annual bonus plan, and the size and design (including the achievement of performance objectives where applicable) of equity awards. The Compensation Committee is also responsible for determining the compensation for our CEO and making recommendations to the Board regarding non-employee director compensation. Our Compensation Committee is expected to meet at least twice a year or more frequently, as determined appropriate by our Compensation Committee. During 2018, our Compensation Committee held seven meetings and acted by unanimous written consent nine times.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation with the creation of long-term value for our stockholders. During 2018, the following practices were in effect:

•	our Compensation Committee is comprised solely of independent directors under the NYSE listing standards;

•	our Compensation Committee conducts an annual review and approves our compensation strategy; and

•	our Compensation Committee retains discretion on annual bonus payouts and other compensation arrangements to enable it to respond to unforeseen events and adjust compensation as appropriate.

Role of Compensation Consultant. Our Compensation Committee retained Compensia to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. During 2018, Compensia provided the following services to our Compensation Committee:

•	advised on our executive compensation policies and practices as a publicly-traded company;

•	assisted in the development of the peer group of companies we use to understand market competitive compensation practices; and

•	reviewed and assessed our CEO and other executive officer base salaries, annual cash bonuses and equity award levels, designs and plan structures relative to the market and our peers.

Compensia does not provide any services to us other than the services described above. In April 2019, the Compensation Committee assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Compensia from independently advising the Compensation Committee.

Use of Comparative Market Data.

We aim to compensate our executive officers at levels that are commensurate with the levels of compensation for executives in similar positions at a group of peer companies set forth below, with whom we compete for hiring and retaining executive talent. The Compensation Committee uses comparative market data to understand current market levels, trends and practices.

In selecting our compensation peer group, our Compensation Committee focused primarily on companies in the financial and technology sector, with a particular interest in marketplace companies. Our Compensation Committee considered public companies whose business is based in the United States and whose shares are listed on a national securities exchange in the United States because compensation practices vary widely internationally, and considered the revenue, net income and market capitalization of these companies, with a particular focus on companies with significant operations in the San Francisco Bay Area. In our final selection, our Compensation Committee believed it appropriate to select peer companies with financial metrics both above and below our own. We also considered the comparability of our business model, organizational complexities, and operating history.

Based on this assessment, in 2018, our Compensation Committee determined to use the following peer group of companies:

Banc of California, Inc.	Blucora, Inc.
Box, Inc.	Cathay General Bancorp
Ellie Mae, Inc.	Enova International, Inc.
Envestnet, Inc.	Green Dot Corporation
GreenSky, Inc.	Hope Bancorp, Inc.
LendingTree, Inc.	On Deck Capital, Inc.
Pacific Premier Bancorp	Shutterstock, Inc.
SLM Corporation	Yelp, Inc.

Our Compensation Committee expects to periodically review and update this peer group as our business and market environment continue to evolve. When reviewing and updating the peer group in 2018, the Compensation Committee decided to add a number of companies in the financial services industry to better reflect our business model and the breadth of companies with whom we compete with for talent. The financial services companies added to our peer group are Banc of California, Inc., Cathay General Bancorp, Enova International, Inc., Greensky, Inc., Hope Bancorp, Inc., Pacific Premier Bancorp and SLM Corporation. We believe that our current peer group aligns with our current market capitalization and financial profile and reflects our position at the intersection of finance non-banks, traditional banks and technology companies as follows:

The Compensation Committee seeks to compensate our executive officers at a level that would allow us to successfully retain the best possible talent to manage and grow our business and drive productivity and efficiency. In setting 2018 executive compensation the Compensation Committee periodically assesses how compensation for our executive officers compares against those of our peer group. For example, based on data made available to the Compensation Committee by Compensia, the 2018 base salary of our CEO was in approximately the 25th percentile of our peer group and the 2018 equity compensation, based on grant date fair value, of our CEO was in approximately the 75th percentile of our peer group. However, as indicated in the “Executive Compensation Aligned with Corporate Results” section of the Proxy Summary above, a meaningful portion of our CEO’s potential 2018 equity compensation was not realized.

In addition to considering this data, in making compensation decisions, the Compensation Committee also considered the scope of responsibility of each executive officer, our current practice of maintaining appropriate differentiation between the cash packages of our executive officers, the unvested balances of equity awards for each executive officer, as well as the CEO’s and Compensation Committee’s assessment of each executive officer’s performance and impact on the organization. The Compensation Committee believes that the level of target compensation provided to our NEOs was necessary to attract the exceptional talent to lead the Company.

Compensation for Newly Hired Executives

Two executives, Bahman Koohestani and Ronnie Momen, our Chief Technology Officer and Chief Lending Officer, respectively, were hired during 2018. In determining their initial compensation arrangements, the Compensation Committee considered competitive market data for executives holding similar positions at the companies in our compensation peer group, as well as general market surveys for executive compensation. In addition, the Compensation Committee considered their compensation arrangements with their respective former employers. Mr. Koohestani’s compensation arrangements with us include an initial base salary, target annual incentive compensation, an initial equity award and a one-time sign-on bonus. Mr. Momen’s compensation arrangements with us include an initial base salary, target annual incentive compensation, an initial equity award and an agreement regarding the amount and terms of his 2019 equity award.

Role of Stockholder Advisory Vote on Executive Compensation

At our 2018 Annual Meeting, we held a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say on pay” vote. Over 95% of the votes cast by stockholders, excluding abstentions and broker non-votes, were voted in favor of our say on pay proposal. In addition, as discussed in the section entitled “2018 Stockholder Engagement Regarding Compensation Matters” above, in the Fall of 2018 we met with several significant stockholders to understand their perspectives on our current compensation program. Our Compensation Committee considered the result of this advisory vote and the feedback from investors in making certain changes to our compensation program in 2018, as discussed above, and will consider the outcome of future say on pay votes as we evolve our executive compensation philosophy, objectives and design.

Executive Compensation Elements

Elements of Executive Compensation. Our 2018 NEO compensation packages include:

•	base salary;

•	annual cash bonus opportunity; and

•	equity-based compensation in the form of RSUs and, for our CEO and CFO, PBRSUs.

We believe that our compensation mix supports our objective of focusing on “at-risk” compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.

Base Salary. We believe that competitive base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers. While we believe that compensation for the executive team should be more heavily weighted towards long-term equity compensation, we recognize the need to align our compensation with our peers and the companies we compete with for talent. As we have grown and recruited new executive officers for key roles, we have made competitive adjustments. We believe that the base salaries we offer are appropriate for a publicly traded company based in the San Francisco Bay Area and given the sophistication and complexity of our business.

Name	2018 Annualized Base Salary
Scott Sanborn	$500,000
Thomas Casey	$425,000
Steven Allocca	$450,000
Bahman Koohestani	$375,000
Ronnie Momen	$350,000

The Compensation Committee reviews base salaries on at least an annual basis and may adjust them from time to time, if needed, to reflect changes in market conditions, or other factors. None of our NEOs received an increase in annual base salary in 2018 or 2019.

Annual Cash Bonuses. We use cash bonuses to motivate our executive officers, including NEOs, to achieve our annual financial and operational goals. We base our NEO bonuses on the achievement of financial corporate performance objectives and individual achievement during the year, with potential payouts up to 150% of the target bonus level once the threshold performance levels have been achieved.

Corporate Performance Objectives. In early 2018, our Compensation Committee selected total revenue and Adjusted EBITDA as the two financial measures to be used as our corporate performance metrics for the payment of annual cash bonuses for 2018. The target levels for these performance metrics were set at a level that was at the high end of the Company’s publicly announced guidance and required strong year-over-year increases in our annual total revenue and Adjusted EBITDA.

The target performance levels for 2018 were $705 million in total revenue and an Adjusted EBITDA target of $90 million, with each performance metric weighted at 50%. Our Compensation Committee believed that the achievement of the performance metrics at the target levels would require excellent leadership, effective management and a clear focus on driving and achieving results during a period of uncertainty.

Adjusted EBITDA is a non-GAAP financial measure and, with respect to compensation pertaining to 2018 achievement, included net income/loss before (1) depreciation, impairment and amortization expense, (2) stock-based compensation expense, (3) income tax expense/benefit, (4) acquisition-related expenses, (5) legal and regulatory expense related to legacy issues, (6) goodwill impairment and (7) income/loss attributable to noncontrolling interests. For additional information about Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” in our Annual Report.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities. As a result, each executive officer is evaluated based on his or her overall performance. Our CEO evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining annual cash bonus payouts, makes a recommendation to our Compensation Committee. For 2018, the NEOs employed for the full year of 2018 showed extraordinary leadership for the Company in growing the business to the highest revenue in the Company’s history, building on the compliance foundation to allow us to responsibly grow in the future, and resolving significant litigation and regulatory matters associated with legacy issues.

Annual Cash Bonuses for the 2018 Performance Period

In early 2019, our Compensation Committee reviewed our actual performance for the year ended December 31, 2018 against our corporate performance metrics and determined that we achieved 98.5% of our revenue target and 108.4% of our Adjusted EBITDA target (as revised to account for resolution of class action and regulatory litigation matters) yielding a blended rate of approximately 104% of corporate performance achievement. Accordingly, our bonus pool was funded and paid out at 104% of target.

Based on performance against the pre-defined metrics described above, all of our executive officers received a payment under the annual incentive plan. For Messrs. Casey, Koohestani and Momen, in recognition of their significant individual contributions, the Compensation Committee determined to provide for annual cash bonus payments in excess of the amount payable solely based on the Company’s performance against pre-defined metrics (i.e., their target amounts). Certain other executive officers, other than the NEOs, received annual cash bonus payments less than their respective target amounts.

The following table sets forth the 2018 annual cash bonuses paid in the first quarter of 2019 to each of our NEOs:

Name	Eligible Salary ($)	Bonus Target (%)	Bonus Target ($)	Bonus Achievement (%)	Total Bonus Payout ($)
Scott Sanborn	500,000	100	500,000	104	520,000
Thomas Casey	425,000	75	318,750	121	385,000
Steven Allocca	450,000	75	337,500	104	350,000
Bahman Koohestani	237,216	65	154,190	107	165,000
Ronnie Momen	160,417	65	104,271	120	125,000

In determining the level of payments, our Compensation Committee considered the following accomplishments:

•	Increased our borrower base to over 2.5 million customers;

•	Growth in revenue, Adjusted EBITDA and Adjusted EBITDA Margin;

•	Strengthening leadership position and competitive advantage in personal loans;

•	Increased loan originations and applications by 21% and 35% year-over-year, respectively;

•	Achieved a net promoter score from borrowers (measuring their customer satisfaction) of 78, an all-time high and significantly exceeding that of the industry;

•	Positioned the Company towards profitability and sustained responsible growth, including the implementation of various productivity measures;

•	Sponsored several rated securitizations of LendingClub loans;

•	Adeptly navigated the Company through a challenging interest rate and credit environment;

•	Grew the CLUB Certificate program to over $1 billion since launch; and

•	Resolved certain litigation and regulatory matters arising from legacy issues first disclosed by the Company in May 2016.

Equity Compensation

Typically, most of our executive officers’ target total direct compensation is delivered through equity awards. Consistent with our compensation objectives, we believe this approach aligns our executive team’s contributions with our stockholders’ long-term interests to attract executives of the highest caliber and retain them for the long term. In granting annual equity awards, the Compensation Committee considers, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

2018 Equity Awards

Restricted Stock Units

In February 2018, the Compensation Committee analyzed each NEO’s total equity holdings. Based on this analysis, guidance from Compensia with respect to our peer group and the recommendations of Mr. Sanborn (who did not participate in discussions regarding his own equity compensation) based on the individual performance of each of the NEOs other than himself, the Compensation Committee granted equity awards as part of our Company-wide annual equity program, in the form of RSUs and PBRSUs (discussed in more detail below), to Messrs. Sanborn and Casey and, in the form of RSUs, to Mr. Allocca. On February 24, 2018, the Compensation Committee granted 746,269 RSUs and 746,269 PBRSUs to Mr. Sanborn, 895,523 RSUs and 298,508 PBRSUs to Mr. Casey, and 746,269 RSUs to Mr. Allocca. The RSUs vest over four years, with 1/16th of the RSUs vesting on May 25, 2018, and an additional 1/16th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date.

Performance-Based Restricted Stock Units

In our conversations with stockholders this past year, we heard an interest in seeing more of our executive compensation in the form of PBRSUs, in which equity awards will not become vested unless certain performance metrics are met. This sentiment was consistent with the development of the compensation philosophy the Compensation Committee had already been addressing.

Many stockholders expressed support for the structure of our PBRSU program, particularly for the current performance periods and criteria which were designed to reflect the rapid evolution of the Company and the fin-tech space. The Company closely monitors and evaluates the structure of its PBRSU program and will continue doing so as the Company and the fin-tech space matures and evolves.

Summary of PBRSU Awards to our NEOs

In 2017, PBRSUs were granted to our CEO only. In 2018, 50% of the grant date fair value of equity awards granted to the CEO and 25% of the grant date fair value of equity awards granted to the CFO was in the form of PBRSUs. These awards were structured so that the PBRSUs would become earned only to the extent that certain pre-established performance targets were met for the 2018 performance period. The performance targets for the 2018 PBRSUs were relative total stockholder return and profitable growth, which is a combination of revenue growth and Adjusted EBITDA Margin. The specific performance period was January 1, 2018 to December 31, 2018 for the profitable growth performance metric and March 1, 2018 to February 28, 2019 for the total stockholder return performance metric.

If the performance targets are met, any earned PBRSUs would be subject to time-vesting over an approximately two-year period, with 25% vesting on May 25, 2019 and an additional 12.5% vesting each quarter thereafter. Any unearned PBRSUs would be forfeited. The Compensation Committee established performance targets for the 2018 award of PBRSUs based on total stockholder return relative to the Company’s peer group and profitable growth, with total stockholder return weighted at 25% and profitable growth weighted at 75%, respectively, of the grant date fair value of the award. On February 24, 2018, Mr. Sanborn was granted a total of 746,269 PBRSUs and Mr. Casey was granted a total of 298,508 PBRSUs.

For the relative total stockholder return portion of the award, the target level of performance was the 50th percentile, which would have resulted in 25% of the total target number of PBRSUs granted being earned (such amount of PBRSUs, the TSR target level). The maximum level of performance was at the 80th percentile and above, which would have resulted in 200% of the TSR target level being earned. The threshold level of performance was at the 25th percentile which would have resulted in 25% of the TSR target level being earned. In each case, straight-line interpolation would be used to determine the TSR target level that would be earned if the level of achievement is between threshold and target or between target and maximum, with the entire portion of such award being fully forfeited if the level of performance was below the 25th percentile.

For the profitable growth portion of the award, the target level of performance was 36%, which would have resulted in 75% of the total target number of PBRSUs granted being earned (such amount of PBRSUs, the profitable growth target level). The maximum level of performance was 45% or above, which would have resulted in 200% of the profitable growth target level being earned. The threshold level of performance was 20%, which would have resulted in 25% of the profitable growth target level being earned. In each case, straight-line interpolation would be used to determine the profitable growth target level that would be earned if the level of achievement is between threshold and target or between target and maximum, with the entire portion of such award being fully forfeited if the level of performance was below 20%.

Actual relative total stockholder return for 2018 was below the threshold level for performance, resulting in forfeiture of this portion of the award. Actual adjusted profitable growth for 2018 was 35%, which exceeded the threshold level of performance but was below the target level of performance for this portion of the award. Based on this performance, 96% of the portion of the PBRSU award based on the profitable growth factor, or 71.7% of the total award (535,224 shares for Mr. Sanborn and 214,090 shares for Mr. Casey), was earned and will vest over an approximately two-year period, with 25% vesting on May 25, 2019 and an additional 12.5% vesting each quarter thereafter, subject to continuous service through each vesting date. The remaining 28.3% of the award (211,045 shares for Mr. Sanborn and 84,418 shares for Mr. Casey) was forfeited.

For 2019, the Compensation Committee has expanded the use of PBRSUs to our entire executive team, other than Ronnie Momen. For the CEO, 50% of the grant date fair value of equity awards is in the form of PBRSUs; and for our other executives participating in the PBRSU program, 25% of the grant date fair value of equity awards is in the form of PBRSUs. Mr. Momen did not receive PBRSUs in 2019 because his employment agreement with the Company contemplated that his 2019 equity awards would be in the form of traditional time-based RSUs. The Compensation Committee expects to revisit Mr. Momen’s participation in the PBRSU program in 2020.

Equity Awards for Bahman Koohestani and Ronnie Momen

In connection with their hiring as Chief Technology Officer and Chief Lending Officer in 2018, the Compensation Committee approved an equity award to each Mr. Koohestani and Mr. Momen, respectively. The awards were intended to recognize the critical role each Messrs. Koohestani and Momen are expected to have in the future success of the Company and were made in light of the competitive recruiting environment and significant unvested equity that each was forfeiting to join the Company.

On May 26, 2018, Mr. Koohestani was granted 1,186,944 RSUs, with 1/16th of the RSUs vesting on August 25, 2018, and each quarter thereafter, subject to continued service through each vesting date. On August 25, 2018, Mr. Momen was granted 911,459 RSUs, with 1/16th of the RSUs vesting on November 25, 2018, and each quarter thereafter, subject to continued service through each vesting date.

Equity Forfeitures

28.3% of the PBRSUs granted to Messrs. Sanborn and Casey in 2018 were forfeited due to the actual level of achievement of pre-determined performance metrics (discussed in more detail above).

Other Compensation Information

Legacy Relocation Benefits

As previously disclosed, in 2017, we added Mr. Allocca, a seasoned executive in the fin-tech space, to position our Company to build a strong foundation to support sustained future growth. In 2016, we added Mr. Casey, a senior financial services executive, to partner with Mr. Sanborn in leading our Company in its continued transformation, growth and development. In order to recruit Messrs. Casey and Allocca we determined it was prudent to support their relocation to the higher cost of living environment of the San Francisco Bay Area. Accordingly, the employment agreement with each of

Messrs. Casey and Allocca provides for Company-provided relocation assistance. In 2018, relocation benefits in the amount of $863,780 and $185,700 were paid to Messrs. Casey and Allocca, respectively, of which $454,780 and $85,226, respectively, represents a tax gross-up.

Benefits Programs

Our employee benefits programs, including our 401(k) plan and health and well-being programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Employment Agreements

We have entered into employment agreements with each of the NEOs. These agreements provide for “at-will” employment and generally include the NEO’s initial base salary, an initial equity award and an indication of eligibility for an annual cash incentive award opportunity. These employment agreements also provide for payments upon a qualifying termination of employment, including in connection with a change in control of our Company. We believe that these protections are necessary to induce these individuals to forego other opportunities. We also believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. For a summary of the material terms and conditions of these agreements, see “Executive Compensation – Employment Agreements,” below.

162(m) Tax Deductibility

Section 162(m) of the Internal Revenue Code generally limits the amount the Company may deduct for compensation paid to the Company’s principal executive officer, principal financial officer and certain other executive officers during the taxable year to $1 million per executive (other than with respect to certain qualifying performance-based compensation that is provided pursuant to a written binding contract in effect on November 2, 2017, and not materially modified after that date). An additional Section 162(m) transition rule applies for compensation plans of corporations, such as ours, which were privately held and became publicly held in an initial public offering. Our transition period expired during 2018 at our annual meeting of stockholders. While our Compensation Committee was mindful of the benefit to us of the full deductibility of compensation, our Compensation Committee believed that it should not be constrained by the requirements of Section 162(m) where those requirements may impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible and, accordingly, income recognized from equity or other awards granted after April 1, 2015 may be non-deductible. Our Compensation Committee continues to assess the impact of the amendments to Section 162(m) and other changes contained in the Tax Cuts and Jobs Act on the Company’s executive compensation programs in the future and, in any event, retains the discretion to provide compensation which may not be deductible by reason of Section 162(m).

Accounting Considerations

We account for stock-based compensation in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, which requires us to recognize compensation expense for share-based payments. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, including taking into account FASB ASC Topic 718 in determining the amounts of equity compensation awards granted to executives and employees.

Compensation Risk Assessment

Our management team evaluates and mitigates any risk that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our NEOs during the year ended December 31, 2018, and, to the extent required under the SEC executive compensation disclosure rules, the years ended December 31, 2017 and 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(4)	Total ($)
Scott Sanborn	2018	500,000	—	5,000,002	—	520,000	5,000	6,025,002
Chief Executive Officer	2017	500,000	250,000	6,000,004	—	—	6,620	6,756,624
	2016	459,375	250,000	5,000,002	5,251,762	400,000	—	11,361,139

Thomas Casey	2018	425,000	—	4,000,004	—	385,000	870,100	5,680,104
Chief Financial Officer	2017	425,000	300,000	—	—	—	3,272,459	3,997,459
	2016	122,349	300,000	1,350,005	3,146,894	90,574	13,906	5,023,728

Steven Allocca	2018	450,000	300,000	2,500,001	—	350,000	187,332	3,787,333
President	2017	275,000	800,000	6,000,004	—	—	3,104,237	10,179,241

Bahman Koohestani(5)	2018	237,216	50,000	4,000,001	—	165,000	26	4,452,243
Chief Technology Officer

Ronnie Momen(6)	2018	160,417	—	3,500,003	—	125,000	24	3,785,444
Chief Lending Officer

(1)
With respect to Mr. Allocca, the amount reported for 2018 represents the second payment of a bonus paid to compensate him for repayment of a portion of retention awards to his former employer as a result of his employment with us. With respect to Mr. Koohestani, the amount reported represents a sign-on bonus paid pursuant to his employment agreement.

(2)
The amounts reported in this column represent annual cash bonuses that were earned during the specified year and paid in the following year. For more information regarding the awards for 2018, see “Compensation Discussion and Analysis – Executive Compensation Elements – Cash Bonuses.”

(3)
The amounts reported in this column do not reflect the amounts actually received by our NEOs. The amounts instead reflect the aggregate grant date fair value of RSUs and/or PBRSUs, as applicable, granted during the applicable fiscal year, computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculations for RSUs and PBRSUs granted during 2018 are included in “Note 17. Employee Incentive and Retirement Plans” to the Consolidated Financial Statements included in our Annual Report. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. With respect to Messrs. Sanborn and Casey, the amount reported for 2018 includes the grant date fair value of PBRSUs granted in February 2018, based on the probable outcome of the performance conditions to which such PBRSUs are subject to which is the target level of performance. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Messrs. Sanborn and Casey is $5,000,002 and $2,000,004, respectively. Based on the actual level of 2018 performance, Messrs. Sanborn and Casey earned approximately $1.79 million and $0.72 million of PBRSUs, respectively, and forfeited approximately $0.71 million and $0.28 million of PBRSUs, respectively (or approximately $3.21 million and $1.28 million of PBRSUs, respectively, assuming maximum level of performance), as valued based on their grant date fair value. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis - Executive Compensation Elements – Equity Compensation – Performance-Based Restricted Stock Units.”

(4)	The amounts reported in this column for 2018 include the following:

(i)	Relocation benefits in the amount of $863,780 and $185,700 for Messrs. Casey and Allocca, respectively, of which $454,780 and $85,226, respectively, represents a tax gross-up;

(ii)	Matching contributions made by the Company to the Company’s 401(k) savings plan in the amount of $5,000 for each of Messrs. Sanborn and Casey;

(iii)	Parking benefits for each of Messrs. Allocca and Casey;

(iv)	Well-fitness benefits for each of Messrs. Allocca and Koohestani, for their participation in a wellness program available to all Company employees; and

(v)	A gift to Mr. Momen, of which $9 represents a tax gross-up.

(5)	Mr. Koohestani joined the Company on May 14, 2018.

(6)	Mr. Momen joined the Company on July 16, 2018.

Grants of Plan-Based Awards in 2018

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2018:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards ($)(3)
Scott Sanborn	Cash	N/A	—	500,000	750,000				—	—
	RSUs	2/24/18	—	—	—				746,269	2,500,001
	PBRSUs	2/24/18	—	—	—	46,642	746,269	1,492,538	—	2,500,001

Thomas Casey	Cash	N/A	—	318,750	478,125				—	—
	RSUs	2/24/18	—	—	—				895,523	3,000,002
	PBRSUs	2/24/18	—	—	—	18,657	298,508	597,016	—	1,000,001

Steven Allocca	Cash	N/A	—	337,500	506,250				—	—
	RSUs	2/24/18	—	—	—				746,269	2,500,001

Bahman Koohestani	Cash	N/A	—	154,190	231,285				—	—
	RSUs	5/26/18	—	—	—				1,186,944	4,000,001

Ronnie Momen	Cash	N/A	—	104,271	156,407				—	—
	RSUs	8/25/18	—	—	—				911,459	3,500,003

(1)
The non-equity incentive plan provides no minimum threshold. “Target” is a dollar value based on the NEO’s target bonus percentage and base salary in effect on December 31, 2018. This amount assumes achievement of target corporate and individual performance measures and is pro-rated for the period employed during 2018. The maximum award is 150% of target for all NEOs. Actual non-equity incentive plan awards received for the fiscal 2018 period were $520,000, $385,000, $350,000, $165,000 and $125,000 for Messrs. Sanborn, Casey, Allocca, Koohestani and Momen, respectively. For more information regarding the achievement of these non-equity incentive plan awards, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”

(2)
With respect to the PBRSUs granted to Messrs. Sanborn and Casey, indicated threshold, target and maximum amounts correspond to the number of PBRSUs that would be earned in the event that specified minimum, target and maximum levels, respectively, were achieved. With respect to the threshold level, the number of PBRSUs indicated assumes threshold performance for the “Earned TSR Units” criteria and below threshold performance for the “Earned Profitable Growth Units” criteria. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – Performance-based Restricted Stock Units.”

(3)
The amounts reported in this column represent the aggregate grant date fair value of each award, without regard to forfeitures and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in “Note 17. Employee Incentive and Retirement Plans” to the Consolidated Financial Statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. With respect to Messrs. Sanborn and Casey, the amount reported for 2018 includes the grant date fair value of PBRSUs granted in February 2018, based on the probable outcome of the performance conditions to which such PBRSUs are subject to which is the target level of performance. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Messrs. Sanborn and Casey is $5,000,002 and $2,000,004, respectively. Based on the actual level of 2018 performance, Messrs. Sanborn and Casey earned approximately $1.79 million and $0.72 million of PBRSUs, respectively, and forfeited approximately $0.71 million and $0.28 million of PBRSUs, respectively (or approximately $3.21 million and $1.28 million of PBRSUs, respectively, assuming maximum level of performance), as valued based on their grant date fair value. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – Performance-based Restricted Stock Units.”

2018 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2018:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Scott Sanborn	05/28/2010	1,194,360	(2)	—	0.1025	05/28/2020	—		—
	10/16/2012	790,000	(2)	—	0.695	10/16/2022	—		—
	02/24/2014	1,266,508	(3)	84,436	4.99	02/24/2024	—		—
	02/26/2016	806,398	(4)	366,545	8.41	02/26/2026	—		—
	03/03/2016	59,495	(2)	—	9.56	03/03/2026	—		—
	05/14/2016	—		—	—		534,189	(5)	1,404,917
	02/24/2017	—		—	—		309,634	(6)	814,337
	02/24/2017	—		—	—		228,441	(7)	600,800
	02/24/2018	—		—	—		606,344	(8)	1,594,685
	02/24/2018	—		—	—		535,224	(9)	1,407,639

Thomas Casey	09/26/2016	584,071	(10)	454,278	6.11	09/26/2026	—		—
	09/26/2016	—		—	—		96,666	(10)	254,232
	02/24/2018	—		—	—		727,613	(8)	1,913,622
	02/24/2018	—		—	—		214,090	(9)	563,057

Steven Allocca	05/28/2017	—		—	—		670,842	(11)	1,764,314
	02/24/2018	—		—	—		606,344	(8)	1,594,685

Bahman Koohestani	05/26/2018	—		—	—		1,038,576	(12)	2,731,455

Ronnie Momen	08/25/2018	—		—	—		854,493	(13)	2,247,317

(1)	Calculated based on the closing price of $2.63 of our common stock on December 31, 2018.

(2)	Fully vested.

(3)	Becomes fully vested after five years, with 1/16th vesting on May 24, 2015, and 1/16th vesting quarterly thereafter.

(4)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2016, and 1/16th vesting quarterly thereafter.

(5)	Becomes fully vested after four years, with 1/16th vesting on August 12, 2016, and 1/16th vesting quarterly thereafter.

(6)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2017, and 1/16th vesting quarterly thereafter.

(7)	Earned as a result of the Company’s achievement of certain performance criteria for 2017. Becomes fully vested after two years, with 50% vesting on each of January 1, 2019 and January 1, 2020.

(8)	Becomes fully vested after four years, with 1/16th vesting on May 25, 2018, and 1/16th vesting quarterly thereafter.

(9)
Earned as a result of the Company’s achievement of certain performance criteria from January 1, 2018 through February 28, 2019. Becomes fully vested after approximately two years, with 1/4th vesting on May 25, 2019, and 1/8th vesting quarterly thereafter.

(10)	Becomes fully vested after four years, with 1/16th vesting on November 25, 2016, and 1/16th vesting quarterly thereafter.

(11)	Becomes fully vested after four years, with 1/16th vesting on August 25, 2017, and 1/16th vesting quarterly thereafter.

(12)	Becomes fully vested after four years, with 1/16th vesting on August 25, 2018, and 1/16th vesting quarterly thereafter.

(13)	Becomes fully vested after four years, with 1/16th vesting on November 25, 2018, and 1/16th vesting quarterly thereafter.

2018 Option Exercises and Stock Vested

The following table sets forth for each of our NEOs the number of shares of our common stock acquired and the aggregate value realized upon the exercise of stock options and the vesting of stock awards during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Scott Sanborn	—	—	633,664	2,237,257
Thomas Casey	—	—	223,148	785,350
Steven Allocca	—	—	408,261	1,434,191
Bahman Koohestani	—	—	148,368	542,285
Ronnie Momen	—	—	56,966	197,672

(1)	The value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our common stock on the date of settlement.

CEO Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2018:

•	The median of total compensation of all employees, excluding the CEO: $135,383;

•	The annual total compensation of the CEO: $6,025,002; and

•	The ratio of CEO total compensation to median employee total compensation: 45 to 1.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. In order to determine the median employee from a compensation perspective, the Company examined cash compensation (salary, wages and cash bonuses) paid in the 2018 calendar year for all employees, excluding our CEO, employed as of December 31, 2018 (“Determination Date”). On the Determination Date, our employee population consisted of 1,640 individuals, all of whom were located in the United States. This population consisted of our full-time, part-time, and temporary employees.

The Company determined that its median employee from a compensation perspective serves in a credit analyst role. While the methodology we used to select the median employee remained the same as last year and there has been not been a change in our employee population or compensation arrangements that we believe would significantly change this disclosure, we selected a new median employee this year to ensure the pay ratio accurately reflects the compensation of our median employee based on our 2018 employee population.

To identify the “median employee,” we utilized the amount of base salary, wages and cash bonuses our employees received, as reflected in our payroll records through the Determination Date and annualized such amounts for any individual hired during 2018. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2018 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.

Employment Agreements

We have entered into employment agreements or offer letters with each of our NEOs. These agreements provide for at-will employment, a base salary and initial equity award in amounts determined by our Compensation Committee, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs. For Messrs. Casey and Allocca, their employment agreements also provide for Company-provided relocation assistance.

If an NEO other than Messrs. Sanborn or Allocca is terminated without cause or resigns with good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEO’s base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEO’s target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination and (iv) accelerated vesting with respect to all of the NEO’s unvested equity awards. If an NEO other than Messrs. Sanborn or Allocca is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEOs base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion (or with respect to Mr. Casey, a lump sum payment of his pro-rated target bonus) and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEOs termination.

If Mr. Sanborn is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

If Mr. Allocca is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of his target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Allocca is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 24 months of his base salary (or 12 months of his base salary if termination is after May 22, 2019, the two year anniversary of his date of hire), (ii) a lump sum payment equal to 200% of his target bonus (or 100% of his target bonus if termination is after May 22, 2019), (iii) 24 monthly cash payments equal to the monthly COBRA premium at the time of his termination (or 12 monthly cash payments if termination is after May 22, 2019) and (iv) accelerated vesting, if applicable, with respect to his new hire equity award as though he provided continuous service through May 22, 2019.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated either by the Company for cause or by the NEO without good reason, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board or our CEO clearly communicated in writing to the NEO, if not remedied within 30 days of the notice; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of the notice; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEOs employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, for each NEO other than Mr. Allocca and Mr. Casey, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions. For Mr. Allocca, in addition to the matters described above, “good reason” also means a material diminution in his authority, duties, or responsibilities or change in reporting duties. For Mr. Casey, in addition to the matters described above, “good reason” also means: (i) a material diminution in his authority, duties, or responsibilities; (ii) a change in circumstances (whether or not after a Change in Control) such that he, while remaining the Company’s CFO, is no longer the most senior financial officer of a publicly traded corporation reporting directly to the CEO.

Potential Payments Upon Termination or Change in Control

Under the terms of the employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2018. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Scott Sanborn

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$500,000	$750,000
Bonus(1)	500,000	780,000
Health, dental and vision benefits	19,430	29,146
Equity acceleration(2)	—	5,822,378
Total potential severance payment	$1,019,430	$7,381,524

(1)
Outside of a change in control, assumes a cash bonus payment equal to 100% of Mr. Sanborn's target annual cash bonus for the fiscal year 2018 performance period. Within a change in control, assumes a cash bonus payment equal to 104% of Mr. Sanborn’s target annual cash bonus for the fiscal year 2018 performance period, which represents his actual payout percentage.

(2)
Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2018, and, in the case of stock options, minus the exercise price). With respect to Mr. Sanborn’s 2018 PBRSU award, this includes the acceleration value of 535,224 shares, which is the number of shares earned and subject to time-based vesting under such PBRSU award.

Thomas Casey

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$212,500	$425,000
Bonus(1)	318,750	385,000
Health, dental and vision benefits	12,740	25,479
Equity acceleration(2)	—	2,730,910
Total potential severance payment	$543,990	$3,566,389

(1)
Outside of a change in control, assumes a cash bonus payment equal to 100% of Mr. Casey’s target annual cash bonus for the fiscal year 2018 performance period. Within a change in control, assumes a cash bonus payment equal to 121% of Mr. Casey’s target annual cash bonus for the fiscal year 2018 performance period, which represents his actual payout percentage.

(2)
Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2018, and, in the case of stock options, minus the exercise price). With respect to Mr. Casey’s 2018 PBRSU award, this includes the acceleration value of 214,090 shares, which is the number of shares earned and subject to time-based vesting under such PBRSU award.

Steven Allocca

	Involuntary Termination
Benefit	No Change in Control(1)	Change in Control
Cash severance	$900,000	$450,000
Bonus(2)	675,000	350,000
Health, dental and vision benefits	50,959	25,479
Equity acceleration(3)	176,431	3,358,999
Total potential severance payment	$1,802,390	$4,184,478

(1)
Pursuant to the terms of his employment agreement, in the event Mr. Allocca is subject to an involuntary termination outside a change in control after the second anniversary of his date of hire (i.e., after May 22, 2019), his benefits would be significantly less than those he would receive if such termination occurred on December 31, 2018. For more information regarding Mr. Allocca’s employment agreement and the benefits he is entitled to receive in connection with the termination of his employment, see “Executive Compensation – Employment Agreements.”

(2)
Outside of a change in control, assumes a cash bonus payment equal to 100% of Mr. Allocca’s target annual cash bonus for the fiscal year 2018 performance period. Within a change in control, assumes a cash bonus payment equal to 104% of Mr. Allocca’s target annual cash bonus for the fiscal year 2018 performance period, which represents his actual payout percentage.

(3)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2018).

Bahman Koohestani

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$187,500	$375,000
Bonus(1)	154,190	165,000
Health, dental and vision benefits	12,740	25,479
Equity acceleration(2)	—	2,731,455
Total potential severance payment	$354,430	$3,296,934

(1)
Outside of a change in control, assumes a cash bonus payment equal to 100% of Mr. Koohestani’s target annual cash bonus for the fiscal year 2018 performance period. Within a change in control, assumes a cash bonus payment equal to 107% of Mr. Koohestani’s target annual cash bonus for the fiscal year 2018 performance period, which represents his actual payout percentage.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2018).

Ronnie Momen

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$175,000	$350,000
Bonus(1)	104,271	125,000
Health, dental and vision benefits	9,941	19,883
Equity acceleration(2)	—	2,247,317
Total potential severance payment	$289,212	$2,742,200

(1)
Outside of a change in control, assumes a cash bonus payment equal to 100% of Mr. Momen’s target annual cash bonus for the fiscal year 2018 performance period. Within a change in control, assumes a cash bonus payment equal to 120% of Mr. Momen’s target annual cash bonus for the fiscal year 2018 performance period, which represents his actual payout percentage.

(2)	Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2018).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2018:

Plan Category	(a) Total Number of Securities Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($) (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity compensation plans approved by security holders	60,236,881	5.16	63,473,005
Equity compensation plans not approved by security holders	—	—	—

(1)	Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan.

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PBRSUs, since RSUs and PBRSUs have no exercise price.

(3)
Includes 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31.

REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by referenced into our Annual Report.

THE COMPENSATION COMMITTEE

Daniel Ciporin (Chair)
Kenneth Denman
John Mack
Patricia McCord

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2019, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after March 31, 2019. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 431,920,251 shares of common stock outstanding as of March 31, 2019 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of capital stock subject to RSUs, options or other convertible securities held by that person that vest or are exercisable within 60 days of March 31, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn(1)	6,287,685	1.44%
Thomas Casey(2)	1,097,900	*
Steven Allocca(3)	473,847	*
Bahman Koohestani(4)	211,402	*
Ronnie Momen(5)	151,243	*
Susan Athey(6)	71,557	*
Daniel Ciporin(7)	1,154,010	*
Kenneth Denman(8)	100,695	*
John J. Mack(9)	3,230,134	*
Timothy Mayopoulos(10)	152,419	*
Patricia McCord(11)	78,242	*
Mary Meeker (12)	2,452,171	*
John C. (Hans) Morris(13)	1,388,936	*
Simon Williams(14)	335,982	*
All executive officers and directors as a group (17 persons)(15)	18,243,333	4.20%

5% Stockholders:
Entities Affiliated with Shanda Media LTD(16)	97,814,405	22.65%
Entities Affiliated with Vanguard Group Inc.(17)	35,295,377	8.17%
Entities Affiliated with BlackRock, Inc.(18)	24,476,837	5.67%

(1)
Represents (i) 1,586,067 shares held by Mr. Sanborn, (ii) 4,347,815 shares underlying stock options exercisable within 60 days, and (iii) 353,803 RSUs vesting within 60 days of March 31, 2019 held by Mr. Sanborn.

(2)
Represents (i) 190,805 shares held by Mr. Casey, (ii) 25,000 shares held by Casey Family Revocable Trust, (iii) 713,864 shares underlying stock options exercisable within 60 days of March 31, 2019, and (iv) 168,231 RSUs vesting within 60 days of March 31, 2019 held by Mr. Casey.

(3)	Represents (i) 322,680 shares held by Mr. Allocca and (ii) 151,167 RSUs vesting within 60 days of March 31, 2019 held by Mr. Allocca.

(4)	Represents (i) 114,754 shares held by Mr. Koohestani and (ii) 96,648 RSUs vesting within 60 days of March 31, 2019 by Mr. Koohestani.

(5)	Represents (i) 64,325 shares held by Mr. Momen and (ii) 86,918 RSUs vesting within 60 days of March 31, 2019 held by Mr. Momen.

(6)	Represents (i) 45,593 shares held by Ms. Athey and (ii) 25,964 RSUs vesting within 60 days of March 31, 2019 held by Ms. Athey.

(7)	Represents (i) 1,105,738 shares held by Mr. Ciporin and (ii) 48,272 shares held by Daniel Ciporin 2014 Family Trust.

(8)	Represents (i) 97,109 shares held by Mr. Denman and (ii) 3,586 RSUs vesting within 60 days of March 31, 2019 held by Mr. Denman.

(9)	Represents (i) 1,644,602 shares held by Mr. Mack and (ii) 1,585,532 shares underlying stock options exercisable within 60 days of March 31, 2019 held by Mr. Mack.

(10)	Represents (i) 145,920 shares held by Mr. Mayopoulos and (ii) 6,499 RSUs vesting within 60 days of March 31, 2019 held by Mr. Mayopoulos.

(11)	Represents (i) 71,712 shares held by Ms. McCord and (ii) 6,530 RSUs vesting within 60 days of March 31, 2019 held by Ms. McCord.

(12)
Represents (i) 312,855 shares held by Ms. Meeker and (ii) 2,139,316 shares held by KPCB Holdings, Inc., as nominee. The shares are held in the name of “KPCB Holdings, Inc., as nominee” for the account of KPCB Digital Growth Fund, LLC and KPCB DGF Founders Fund, LLC (collectively, the “Funds”). John Doerr, Ted Schlein, Brook Byers, Bing Gordon and Mary Meeker, a member of our board of directors, are managing members of KPCB DGF Associates, LLC, the managing member of the Funds and, therefore, may be deemed to share voting and investment power over the shares held by the Funds.

(13)	Represents (i) 125,146 shares held by Mr. Morris and (ii) 1,263,790 shares underlying stock options exercisable within 60 days of March 31, 2019 held by Mr. Morris.

(14)	Represents (i) 15,982 shares held by Mr. Williams, and (ii) 320,000 shares underlying stock options exercisable within 60 days of March 31, 2019 held by Mr. Williams.

(15)
Represents (i) 8,551,364 shares, (ii) 8,539,804 shares underlying stock options exercisable within 60 days, and (iii) 1,151,165 RSUs vesting within 60 days of March 31, 2019 held by our executive officers and directors as a group.

(16)
Based solely on a Form 4 filed with the SEC on March 5, 2018, represents 97,814,405 shares held by Shanda Asset Management Holdings Limited. Mr. Chen, through his ownership of Shanda Media Limited, may be deemed to share voting and dispositive power over the shares beneficially owned by Shanda Media Limited. Shanda Media Limited, through its ownership of Premium Lead Company Limited, may be deemed to share voting and dispositive power over the securities beneficially owned by Premium Lead Company Limited. Premium Lead Company Limited, through its ownership of Shanda Technology Overseas Capital Company Limited, may be deemed to share voting and dispositive power over the securities beneficially owned by Shanda Technology Overseas Capital Company Limited. Shanda Technology Overseas Capital Company Limited, through its ownership of Shanda Asset Management Holdings Limited, may be deemed to share voting and dispositive power over the securities directly held by Shanda Asset Management Holdings Limited. The address of Shanda Asset Management Holdings Limited is 8 Stevens Road, Singapore 257819.

(17)
Based solely on the Schedule 13G filed on February 12, 2019. Represents 35,295,377 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries as of March 31, 2019.  The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(18)
Based solely on the Schedule 13G filed on February 6, 2019. Represents 24,476,837 shares held and beneficially owned by BlackRock Inc., and certain of its subsidiaries as of March 31, 2019.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

RELATED PARTY TRANSACTIONS

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, principal owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

In addition to the executive officer and director compensation arrangements discussed above, from January 1, 2018 to December 31, 2018, several of our executive officers and directors (including immediate family members and accounts for which they are the beneficial owner) have made deposits and withdrawals to their investor accounts and purchased loans, notes and certificates. The following tables summarizes these deposits and withdrawals:

	Year Ended December 31, 2018
Name	Deposits	Withdrawals
Scott Sanborn(1)	$—	$(24,790)
Daniel Ciporin(2)(3)	11,849,000	(50,370,066)
John J. Mack(2)	—	(272,545)
John C. (Hans) Morris(2)	—	(271,073)
Total	$11,849,000	$(50,938,474)

(1)	Reflects a withdrawal by a relative of Scott Sanborn.

(2)	Withdrawals amount reflects the redemption of interests upon liquidation of a private fund advised by our registered investment advisor.

(3)
In connection with the wind-down of the private funds advised by our registered investment advisor, the Company contributed a fixed amount of cash to be distributed to the limited partners of the funds on a pro-rata basis, excluding limited partners that opted out of receiving their portion of such amount (the “Pro-Rata Payment”). Of the amount indicated, $22,791 reflects a Pro-Rata Payment.

All such transactions by related persons were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

At December 31, 2018, the Company had an $8.3 million investment and an approximate 23% partnership interests in a holding company that participates in a family of funds with other unrelated third parties and purchases whole loans and interests in whole loans from the Company. During the year ended December 31, 2018, this family of funds purchased $6.6 million of whole loans and interests in whole loans.

During 2018, we earned $262,000 in investor fees from this family of funds, and paid interest of $2.9 million on interests in whole loans to the family of funds. The Company believes that the sales of whole loans and interests in whole loans, and the investor fees charged were on terms and conditions that were not more favorable than those obtained by other third-party investors.

As of December 31, 2018, the Company had requested to redeem its interest in these funds. The Company has received withdrawal payments of $2.0 million and anticipates that its interest will be fully redeemed in the future.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2018 with management and with Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE

Susan Athey
Kenneth Denman
Timothy Mayopoulos
Simon Williams (Chair)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to, among other things, file reports of their ownership and changes in ownership of our common stock with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the reports furnished to the Company during 2018 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2018.

COMMUNICATIONS WITH THE LENDINGCLUB BOARD

Stockholders and interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to our Board or to the particular member or members of our Board and mailing the correspondence to our Corporate Secretary at LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our Corporate Secretary, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board is currently comprised of eleven members. In accordance with our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, four Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following individuals, each of whom is currently serving on our Board as a Class II director, were nominated by our Board for election at the Annual Meeting, each to serve until the 2022 Annual Meeting of Stockholders or until his successor has been elected and qualified or his or her earlier death, resignation or removal:

•	Susan Athey

•	John C. (Hans) Morris

The Company’s Amended and Restated Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share that is otherwise present at the meeting but for which there is an abstention, or to which a stockholder gives no authority or direction, shall not be considered a vote cast.

Each nominee has consented to being named in this proxy statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine.

Each nominee has agreed to resign if they do not receive a majority of votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a non-binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of the named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2019 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2019 and recommends that the stockholders vote for ratification of such appointment. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2018 and 2017:

	2018	2017
Audit fees(1)	$4,742,013	$4,527,843
Audit-related fees(2)	987,230	1,907,262
Tax fees	—	—
All other fees(3)	282,169	518,067
Total fees	$6,011,412	$6,953,172

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report and a review of financial statements included in our Quarterly Reports on Form 10-Q.

(2)
Audit-related fees include (i) assurance and related services, including issuance of service auditor attestation reports, (ii) review of SEC filings, (iii) audit fees for the private funds managed by the Company’s registered investment advisor, (iv) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (v) services provided in connection with matters concerning financial accounting and reporting standards.

(3)	All other fees consist of fees billed for services provided other than the audit fees, audit-related fees and tax fees.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte & Touche LLP for 2018 and 2017 described above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

PROPOSAL FOUR:
DECLASSIFICATION OF THE BOARD

The Board has unanimously approved and recommends that the Company’s stockholders approve amending certain sections of our Restated Certificate of Incorporation (Restated Certificate of Incorporation) that would phase in the declassification of our Board (Declassification Amendment) as described below and set forth on Annex I of this Proxy Statement.

Background of the Proposal

The Nominating and Governance Committee and the Board of Directors regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and its stockholders. The Board of Directors believes that its classified structure, which was implemented in 2014 when we became a publicly traded company, promotes continuity, stability, and encourages the Board to plan for long-term goals.

As stated earlier in this Proxy Statement, the Company conducted meetings with the governance teams from a number of significant stockholders during which the Company solicited input on governance issues and priorities. During these meetings, a number of the Company's largest stockholders expressed a preference that, over the course of time, the Company should consider declassifying its Board. While the Board believes there are important benefits to a classified board structure, the Board recognizes the growing sentiment among certain stockholders and members of the investment community in favor of annual elections and the benefit of providing stockholders an annual opportunity to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure.

Ultimately, after weighing the various factors, the Board of Directors determined that it would be in the best interests of the Company and our stockholders to amend and restate our Restated Certificate of Incorporation to declassify the Board. Accordingly, in March 2018, the Board approved, subject to stockholder approval, amending certain sections of our Restated Certificate of Incorporation that would phase in the declassification of our Board. That proposal received approximately 61% of the affirmative vote of the then-outstanding shares of the capital stock of the Company, and accordingly did not pass.

Because the Board strongly believes in the merits of declassifying our Board, in March 2019, the Board approved, subject to stockholder approval, the Declassification Amendment. The Board also approved certain conforming changes to the Company’s bylaws, which changes will go in effect if the Declassification Amendment is approved by our stockholders.

Please note that the Declassification Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s stock to pass.

Current Classified Board Structure

Under Article VI, Section 3 of our Restated Certificate of Incorporation, the Board is currently separated into three classes nearly equal in size. Absent the earlier resignation or removal of a director, each year the stockholders are asked to elect the directors comprising one of the classes for a three-year term. The term of the current Class I directors is set to expire at the Annual Meeting. The term of the Class II directors is set to expire at the 2019 Annual Meeting and the term of the Class III directors is set to expire at the 2020 Annual Meeting. Under the current classified board structure, stockholders may only elect approximately one-third of the Board each year.

Proposed Amendment to Restated Certificate of Incorporation

Currently, members of our Board are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing immediately after the date of the Annual Meeting, any director elected to the Board shall be elected for a term expiring at the next annual meeting of stockholders. The directors who are elected or appointed on or prior to the date of the Annual Meeting, including the directors standing for election under Proposal One, will continue to hold office until the end of the terms for which they were elected or appointed to serve. In all cases, each director will hold office until his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE DECLASSIFICATION AMENDMENT.

PROPOSAL FIVE:
REVERSE STOCK SPLIT AND REDUCE THE NUMBER OF AUTHORIZED SHARES

Overview

The Company is asking stockholders to approve and adopt an amendment to the Company’s Restated Certificate of Incorporation to (i) effect a reverse stock split of the issued and outstanding shares of common stock of the Company, at a reverse stock split ratio of 1-for-5, and (ii) reduce the number of authorized shares of common stock of the Company by a corresponding ratio, rounded to the nearest whole share. Our Board has unanimously adopted resolutions approving, declaring advisable and recommending to our stockholders for their approval a proposed amendment to the Company’s Restated Certificate of Incorporation that would, at the discretion of the Board, (i) effect a reverse stock split of all of the issued and outstanding shares of the common stock of the Company and those shares held by the Company in treasury stock, whereby each five (5) shares of common stock would be combined converted and changed into one (1) share of common stock of the Company and (ii) reduce the number of authorized shares of the common stock of the Company by a corresponding ratio, rounded to the nearest whole share.

The text of the proposed form of Certificate of Amendment to the Company’s Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex II. However, such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as our Board deems necessary and advisable to effect the reverse stock split. Whether to proceed with the effectiveness or abandonment of such amendment will be determined by our Board in its sole discretion.

If stockholders approve this proposal, our Board will cause an amendment to the Company’s Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware and effect the reverse stock split only if the Board determines thereafter that the reverse stock split would be in the best interests of the Company and its stockholders. Our Board also may determine in its discretion not to effect any reverse stock split and not to file the corresponding amendment to the Company’s Restated Certificate of Incorporation, with the effectiveness or abandonment of such amendment to be determined by the Board of Directors as permitted under Section 242(c) of the Delaware General Corporation Law. No further action on the part of stockholders will be required to either effect or abandon the reverse stock split.

Background and Rationale

Our Board is seeking approval for the reverse stock split with the primary intent of reducing our annual listing fees with the NYSE by reducing the number of outstanding shares of Company common stock and facilitating investment in our common stock.

We are aware that certain institutional investors and investment funds may be reluctant to invest, and, in some cases, may be prohibited from investing, in a stock whose price is below a certain threshold. Additionally, retail brokerage firms may be reluctant to recommend lower-priced stocks to their clients. The reverse stock split could increase our market price to a level that would be viewed more favorably by potential investors and may increase or broaden the Company’s potential investor base for our stock. Further, brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. As a result, certain investors may also be dissuaded from purchasing lower-priced stocks. A higher stock price after the reverse stock split may reduce this concern. The proposed amendment, if effected, will effect a reverse stock split of the issued and outstanding shares of common stock of the Company, at a reverse stock split ratio of 1-for-5, and reduce the number of authorized shares of common stock of the Company by a corresponding ratio, rounded to the nearest whole share. As of March 31, 2019, the Company had 431,920,251 shares of common stock issued and outstanding. The closing price of the common stock on the NYSE on April 12, 2019 was $3.32 and over the prior 52 weeks the closing price of the common stock has ranged from a 52-week high of $4.55 to a 52-week low of $2.46.

Additionally, our annual listing fees with the NYSE are calculated based on the number of outstanding shares of our common stock and is currently approaching the maximum fees possible. The reverse stock split would substantially reduce the number of outstanding shares of our common stock, which would result in a reduction in the Company’s NYSE listing fees.

Purpose of the Reverse Stock Split

Our Board believes that it is in the best interests of the Company and its stockholders to seek the requisite approvals to reduce the number of issued and outstanding shares of common stock through a reverse stock split. Immediately following the completion of a reverse stock split, the number of shares of common stock issued and outstanding would be reduced proportionately based on the reverse stock split ratio of 1-for-5 and the number of authorized shares of common stock of the Company would be reduced by a corresponding ratio, rounded to the nearest whole share.

Board Discretion to effect the Reverse Stock Split

No further action on the part of stockholders will be required to either effect or abandon the reverse stock split. If this proposal is approved by stockholders, the Company would communicate to the public, prior to the effective time of the reverse stock split, additional details regarding the reverse stock split. Our Board reserves the right to elect not to proceed with the reverse stock split if it determines, in its discretion, that the reverse stock split is not in the best interests of the Company and its stockholders, including if our Board determines that the reverse stock split will not impact the Company’s ability to meet the continued listing requirements of the NYSE or if such objective is no longer necessary or desirable, or for any other reason in the business judgment and discretion of our Board. If our Board elects not to implement the reverse stock split, our Board will also abandon the corresponding amendment to the Company’s Restated Certificate of Incorporation.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that following the reverse stock split the market price of the common stock will increase in proportion to the reduction in the number of shares of common stock issued and outstanding before the proposed reverse stock split. Other factors, such as the Company’s financial results, market conditions, and the market perception of the Company’s business may adversely affect the market price of the common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits, including as described herein, that the market price of the common stock will increase following the reverse stock split or that the market price of the common stock will not decrease in the future. Accordingly, the total market capitalization of the Company, based on the outstanding shares of common stock after the reverse stock split, may be lower than the total market capitalization before the reverse stock split.

Impact of the Proposed Reverse Stock Split If Effected

The reverse stock split would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s ownership percentage or proportionate voting power (subject to the treatment of fractional shares). The other principal effects of the reverse stock split will be that:

•	the number of issued and outstanding shares of common stock will be reduced proportionately based on the reverse stock split ratio of 1-for-5;

•	the number of authorized shares of common stock will be reduced by a corresponding ratio, rounded to the nearest whole share;

•
the number of shares reserved for issuance, any maximum number of shares with respect to which equity awards may be granted to any participant and the number of shares and any exercise price subject to awards outstanding under the Company’s equity-based compensation plans will be adjusted proportionately based on the reverse stock split ratio such that the number of shares reserved for issuance and the number of shares subject to such limits shall be reduced and any applicable exercise price shall be increased; and

•
the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in executing sales.

Although the number of outstanding shares of common stock would decrease following the proposed reverse stock split, our Board does not intend for the reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934.

No Fractional Shares

No fractional shares of common stock of the Company will be issued as a result of the reverse stock split. In lieu of issuing fractional shares, we will directly pay each stockholder who would otherwise have been entitled to a fraction of a share an amount in cash equal to the closing sale price of common stock of the Company, as quoted on the NYSE on the effective date of the reverse stock split, multiplied by the fractional share amount.

Stockholders will not be entitled to receive interest for the period of time between the effective time of the reverse stock split and the date payment is made for their fractional share interest. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

If you believe that you may not hold sufficient shares of our common stock at the effective time of the reverse stock split to receive at least one (1) share in the reverse stock split and you want to continue to hold shares of common stock of the Company after the reverse stock split, you may do so by either:

•	purchasing a sufficient number of shares of common stock of the Company; or

•	if you have shares of common stock of the Company in more than one account, consolidating your accounts;

in each case, so that you hold a number of shares of common stock of the Company in your account prior to the reverse stock split that would entitle you to receive at least one (1) share of common stock in the reverse stock split. Shares of common stock of the Company held in registered form and shares of common stock of the Company held in “street name” (that is, through a broker, bank or other holder of record) for the same stockholder will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, we intend to treat stockholders holding shares of common stock in “street name” (that is, held through a brokerage firm, bank, broker-dealer, or other similar organization) in the same manner as registered stockholders whose shares of common stock are registered in their names. Brokerage firms, banks, broker-dealers, and other similar organizations will be instructed to effect the reverse stock split for their beneficial holders holding shares of common stock in “street name;” however, these organizations may apply their own specific procedures for processing the reverse stock split. If you hold your shares of common stock in “street name,” and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of shares of common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts.

•	If you hold registered shares of common stock in book-entry form, you do not need to take any action to receive your post-reverse stock split shares of common stock in registered book-entry form.

•
If you are entitled to post-reverse stock split shares of common stock, a transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the reverse stock split indicating the number of shares of common stock you hold.

Effect on Registered Certificated Shares

Some registered stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry forms. If any of your shares of common stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-reverse stock split shares of common stock for a statement of holding. When you submit your certificate representing the pre-reverse stock split shares of common stock, your post-reverse stock split shares of common stock will be held electronically in book-entry form. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-reverse stock split shares of common stock you own in book-entry form. The Company will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-reverse stock split ownership interest.

Beginning at the effective time of the reverse stock split, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Consequences

The par value per share of the common stock will remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective time of the reverse stock split, the stated capital on the Company’s balance sheet attributable to common stock will be reduced proportionately based on the reverse stock split ratio determined by the Board, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. After the reverse stock split, net income or loss per share, and other per share amounts, will be increased because there will be fewer shares of common stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the reverse stock split would be recast to give retroactive effect to the reverse stock split. As described above under “Impact of the Proposed Reverse Stock Split If Effected,” the per share exercise price of outstanding option awards would increase proportionately, and the number of shares of common stock issuable upon the vesting of unvested stock unit awards (including RSUs) would decrease proportionately, in each case based on the reverse stock ratio. The Company does not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Stockholders will not have dissenters’ or appraisal rights under Delaware corporate law or under the Company’s Restated Certificate of Incorporation in connection with the proposed reverse stock split.

Procedure for Effecting Reverse Stock Split

If the stockholders approve this proposal and the Board effects the reverse stock split, the reverse stock split will become effective at such time as is specified in the amendment to the Company’s Restated Certificate of Incorporation, which is referred to as the effective time of the reverse stock split. Beginning at the effective time of the reverse stock split, each certificate representing pre-reverse stock split shares of common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares of common stock.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain United States of America (“U.S.”) federal income tax consequences of the reverse stock split that may be relevant to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below.

This summary is limited to holders of our common stock that are “U.S. Holders” as defined immediately below. For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the U.S.; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person.

This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders that may be subject to special tax rules, including, without limitation: (i) holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) holders whose “functional currency” is not the U.S. dollar; (ix) persons holding common stock as a position in a hedging transaction, straddle, conversion transaction, constructive sale, synthetic security, integrated investment or other risk reduction transaction; (x) persons who acquire shares of common stock in connection with employment or other performance of services; and (xi) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the tax consequences of the reverse stock split.

This summary is limited to holders of our common stock that are “U.S. Holders” as defined immediately below. For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of common stock that for U.S. federal income tax purposes is: (1) an individual citizen or resident of the U.S.; (2) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, the administration of which is subject to the primary supervision of a U.S. court and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect to be treated as a U.S. person.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split, and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

The reverse stock split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes, and the remainder of this discussion assumes the reverse stock split so qualifies. A U.S. Holder generally should not recognize gain or loss upon such holder’s exchange of pre-split shares of common stock for post-split shares of common stock pursuant to the reverse stock split, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate tax basis in the shares of common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of common stock received should include the holding period in the shares of common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of common stock surrendered to the shares of common stock received pursuant to the reverse stock split. Holders of shares of common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that receives cash in lieu of a fractional share of our common stock pursuant to the reverse stock split will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period for our common stock surrendered exceeded one year at the effective time.

Vote Required

Proposal 5 will require the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on this proposal. Any abstentions or broker non-votes with respect to this proposal will count as votes against this proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION
TO (I) EFFECT A REVERSE STOCK SPLIT OF OUTSTANDING SHARES OF COMMON STOCK, AT A REVERSE STOCK SPLIT RATIO OF 1-FOR-5, AND (II) REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK BY A CORRESPONDING RATIO.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid-envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

ANNEX I

Amendments to the Restated Certificate of Incorporation to Declassify the Board

If Proposal Four is passed, then Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation shall be amended and restated as follows:

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

* * * * * * * * * * *

3. ~~Classified~~ Board Election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of common stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected after the date of the annual meeting of stockholders to be held in 2019 shall stand for election as a director at the next annual meeting of stockholders and shall, if elected, hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. At and after the annual meeting of stockholders to be held in 2022, the directors shall no longer be classified with respect to the time for which they hold office.

4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. ~~Subject~~Until the annual meeting of stockholders to be held in 2022, subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. From and after the annual meeting of stockholders to be held in 2022, holders of a majority of the shares then entitled to vote at an election of directors may remove any director or the entire Board with or without cause. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or, if so elected prior to the annual meeting of stockholders to be held in 2022, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires ~~or~~) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
* * * * * * * * * * *

ANNEX II

Amendments to the Restated Certificate of Incorporation to Effectuate Reverse Stock Split and
Reduce the Number of Shares Authorized for Issuance

If Proposal Five is passed, then Section 1 of Article IV of our Restated Certificate of Incorporation shall be amended and restated and a new Section 3 of Article IV of our Restated Certificate of Incorporation shall be added as follows:

ARTICLE IV: AUTHORIZED STOCK

* * * * * * * * * * *

1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is ~~Nine Hundred Ten Million (910,000,000)~~ One Hundred Ninety Million (190,000,000) shares, consisting of two classes: ~~Nine Hundred Million (900,000,000)~~ One Hundred Eighty Million (180,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

3. Reverse Stock Split. That, effective on the filing of this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each five (5) shares of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof and shall represent one (1) share of Common Stock from and after the Effective Time (the “Reverse Stock Split”). No fractional share shall be issued as a result of the Reverse Stock Split. Instead, any holder of record who otherwise would be entitled to receive fractional shares, shall be entitled to receive a cash payment equal to the fair value thereof.

* * * * * * * * * * *

ANNEX III

Reconciliation of GAAP to Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures such as Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income (Loss). We believe these non-GAAP measures provide management and investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. The following table presents a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures (in thousands, except percentages and per share data):

Year Ended December 31,	2018	2017
Adjusted EBITDA reconciliation:
GAAP Consolidated net loss	$(128,153)	$(154,045)
Acquisition and related expense (1)	—	349
Depreciation and impairment expense:
Engineering and product development	45,037	36,790
Other general and administrative	5,852	5,130
Amortization of intangible assets	3,875	4,288
Cost structure simplification expense (2)	6,782	—
Goodwill impairment	35,633	—
Legal, regulatory and other expense related to legacy issues (3)	53,518	80,250
Stock-based compensation expense	75,087	70,983
Income tax expense	43	632
(Income) Loss attributable to noncontrolling interests	(155)	210
Adjusted EBITDA	$97,519	$44,587
Total net revenue	$694,812	$574,540
Adjusted EBITDA Margin	14.0%	7.8%

Adjusted Net Loss reconciliation:
GAAP LendingClub net loss	$(128,308)	$(153,835)
Cost structure simplification expense (2)	6,782	—
Goodwill impairment	35,633	—
Legal, regulatory and other expense related to legacy issues (3)	53,518	80,250
Adjusted Net Loss	$(32,375)	$(73,585)

(1)	Represents incremental compensation expense required to be paid under the purchase agreement to retain key former shareholder employees of an acquired business.

(2)
Includes personnel-related expenses associated with establishing a site in the Salt Lake City area and external advisory fees. These expenses are included in “Sales and marketing,” “Origination and servicing” and “Other general and administrative” expense on the Consolidated Statements of Operations in our Annual Report.

(3)
Includes class action and regulatory litigation expense and legal and other expenses related to legacy issues, which are included in “Class action and regulatory litigation expense” and “Other general and administrative” expense, respectively, on the Consolidated Statements of Operations in our Annual Report.

LENDINGCLUB CORPORATION
595 MARKET STREET
SUITE 200
SAN FRANCISCO, CA 94105

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 4, 2019, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to vote.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LC2019**

You may participate in the Meeting via the Internet and vote during the Meeting. Have your proxy card in hand and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 4, 2019, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E75004-P22665

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LENDINGCLUB CORPORATION

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Class II Directors			
Nominees:			
1a. Susan Athey	☐	☐	☐
1b. John C. (Hans) Morris	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E75005-P22665

LENDINGCLUB CORPORATION
Annual Meeting of Stockholders
June 5, 2019 11:00 AM, Pacific Time

This proxy is solicited by the Board of Directors

The stockholder hereby appoints Scott Sanborn and Thomas Casey, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on June 5, 2019 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies on all other matters that properly come before the meeting.

Continued and to be signed on reverse side